EXECUTION COPY

INDS01 1501982

______________________________________________________________________________
STOCK PURCHASE AGREEMENT
by and among
The Andersons, Inc.
(“Buyer”),
THE SHAREHOLDERS OF KAY FLO INDUSTRIES, INC.
(“Sellers”),
and is joined by
KAY FLO INDUSTRIES, INC.
(the “Company”),
CERTAIN SUBSIDIARIES OF THE COMPANY NAMED HEREIN
(the “Acquired Subsidiaries”)
solely for purposes of Sections 4.10(b) and 9.13
and
RAUN D. LOHRY
In his capacity as Sellers’ Representative
May 16, 2015
______________________________________________________________________________

EXHIBITS
Exhibit 1.2(b)	Form of Escrow Agreement
Exhibit 1.2(c)	Earn-out
Exhibit 1.4	Purchase Price Payment Allocation Percentages
Exhibit 1.6(a)(ii)	Form of TSA
Exhibit 1.6(a)(iii)	Form of Evaporation Services Agreement
Exhibit 1.6(a)(iv)	Form of Gibbon Property Option Purchase Agreement
Exhibit 1.6(b)(x)	Form of Headquarters Deed
Exhibit 2.1(c)	Sellers’ Relative Ownership of Shares
Exhibit 4.6(b)	Designated Employees and DPS Employees
Exhibit 5.1(f)	Certain Consents
Exhibit 8.1	Other Excluded Assets
Exhibit 8.2	Net Working Capital Calculation
Exhibit 8.3	Delayed Closing Date Adjustment Amount Calculation
Exhibit 8.4	Other Separation Transactions

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of May 16, 2015, by and among The Andersons, Inc., an Ohio corporation (“Buyer”), and each shareholder (each a “Seller” and collectively “Sellers”) of Kay Flo Industries, Inc., an Iowa corporation (the “Company”). This Agreement is joined in by Raun D. Lohry in his capacity as Sellers’ Representative (as defined in Section 4.11(a)) and, solely for purposes of Sections 4.10(b) and 9.13, by the Company and each Acquired Subsidiary (as defined herein). Buyer and Sellers (or any Seller) are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Each capitalized term used in this Agreement and not otherwise defined has the meaning set forth in Article 8.
The Company and the Company Subsidiaries are engaged in the business of manufacturing and selling (a) liquid fertilizer (the “Business”) and (b) animal and protein feed ingredients and products (the “Excluded Business”). After giving effect to the Separation Transactions described in Section 4.1(c), Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding capital stock of the Company on the terms and subject to the conditions of this Agreement. All of the issued and outstanding shares of capital stock of the Company are collectively owned, beneficially and of record, by Sellers.
ACCORDINGLY, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:
Article 1

Principal Transaction
Section 1.1 Sale and Purchase of Stock. On the terms and subject to the conditions of this Agreement, Sellers agree to sell and transfer to Buyer, and Buyer agrees to purchase from Sellers, all of the issued and outstanding shares of capital stock of the Company, that will, after giving effect to the redemptions occurring on or prior to the Closing Date as part of the Separation Transactions, consist of 56,406 shares of Class A Common Stock, $1.00 par value, and 486,168 shares of Class B Common Stock, $1.00 par value (collectively, the “Shares”) at Closing.

Section 1.2 Closing Cash Payment; Payments; Purchase Price.

(a)Subject to adjustment under Section 1.3, in consideration of the transfer of the Shares to Buyer, and the other undertakings of Sellers’ set forth in this Agreement, at Closing Buyer will pay to Sellers an aggregate amount equal to: (i) $119,800,000; plus or minus (as applicable) (ii) the Estimated Closing Date Net Working Capital Adjustment; plus (iii) Estimated Closing Date Cash; minus (iv) the aggregate Closing Date Debt; minus (v) Estimated Closing Date Pre-Closing Taxes; plus (vi) Estimated Closing Date Pre-Closing Tax Refunds; minus (vii) the aggregate Closing Date Seller Transaction Expenses; minus (viii) $1,815,000 (the “Escrow Funds”) minus (ix) $2,500,000 (the “Sellers’ Representative Expense Funds”); minus (x) $1,600,000 (the “Headquarters Purchase Price”); minus (xi) the Seller Premium Amount, minus (xii) the Estimated Delayed Closing Date Adjustment Amount, if any (the net amount of clauses (i) - (xii), the “Closing Cash Payment”).
(b)At Closing, Buyer will (i) pay the Closing Cash Payment to Sellers by wire transfer of immediately available funds to the accounts designated by Sellers’ Representative (as payee agent for each of the Sellers) prior to the Closing Date, (ii) discharge or cause to be discharged the Closing Date Debt pursuant to pay-off letters and payment instructions delivered by Sellers prior to the Closing Date, (iii) pay or cause to be paid any Closing Date Seller Transaction Expenses included in the calculation of Closing Cash Payment pursuant to the payment instructions delivered by Sellers’ Representative prior to the Closing Date, (iv) deposit the Escrow Funds with the Escrow Agent by wire transfer of immediately available funds to the account designated by Escrow Agent, which such Escrow Funds will be held and disbursed by the Escrow Agent pursuant to an escrow agreement substantially in the form attached to Exhibit 1.2(b) (the “Escrow Agreement”), (v) pay the Headquarters Purchase Price to LFE, LLC by wire transfer of immediately available funds to the accounts designated by LFE, LLC prior to the Closing Date and (vi) deposit the Sellers’ Representative Expense Funds with the Sellers’ Representative by wire transfer of immediately available funds to the account designated by Sellers’ Representative prior to the Closing Date.
(c)As further consideration for the Shares, Buyer will pay Sellers (if earned) up to an additional $24,000,000 pursuant to the provisions of Exhibit 1.2(c) (the “Earn-out”).
(d)The Closing Cash Payment together with the Escrow Funds and Sellers’ Representative Expense Funds will constitute the “Estimated Purchase Price” and, as adjusted under Section 1.2(c), Section 1.3, Section 4.3(e) or Article 7, the “Purchase Price.”

Section 1.3 Adjustments to Estimated Purchase Price.

(a)Sellers’ Representative will, prior to Closing, deliver (or cause to be delivered) to Buyer Sellers’ good faith written calculation of the Estimated Closing Date Net Working Capital, Estimated Closing Date Cash, Estimated Closing Date Pre-Closing Taxes, Estimated Closing Date Pre-Closing Tax Refunds and, if applicable, the Estimated Delayed Closing Date Adjustment Amount. At the Closing, the Closing Cash Payment will be (i) determined by reference to the amount of Sellers’ good faith calculation of Estimated Closing Date Cash, Estimated Closing Date Pre-Closing Taxes, Estimated Closing Date Pre-Closing Tax Refunds and, if applicable, the Estimated Delayed Closing Date Adjustment Amount and (ii) determined by reference to the amount by which Sellers’ good faith calculation of Estimated Closing Date Net Working Capital is greater than the sum of the Target Amount plus $25,000 (such sum is the “Upper Collar Amount”) or less than the remainder of the Target Amount minus $25,000 (such remainder is the “Lower Collar Amount”), with no adjustment being made to the Closing Cash Payment if the Estimated Closing Date Net Working Capital is between the Upper Collar Amount and Lower Collar Amount. The amount of any adjustment to the Closing Cash Payment for Estimated Closing Date Net Working Capital as provided in Section 1.3(a)(ii) is referred to as the “Estimated Closing Date Net Working Capital Adjustment”.
(b)Within 60 days after the Closing Date, Buyer will cause to be prepared, and delivered to Sellers’ Representative Buyer’s good faith written calculation of Closing Date Net Working Capital, Closing Date Cash, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds and, if applicable, the

Delayed Closing Date Adjustment Amount. Sellers will have the opportunity to review Buyer’s calculation of Closing Date Net Working Capital, Closing Date Cash, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds and, if applicable, the Delayed Closing Date Adjustment Amount for 45 days (the “Review Period”). Buyer’s calculation of Closing Date Net Working Capital, Closing Date Cash, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds and, if applicable, the Delayed Closing Date Adjustment Amount will become final, conclusive and binding on the Parties unless, prior to the end of the Review Period, Sellers’ Representative notifies Buyer in writing of Sellers’ objections to such calculation, identifying the disputed items, the estimated amounts of the disputed items if then reasonably determinable and the basic facts underlying Sellers’ objections. If Sellers’ Representative delivers an objection notice, the Parties will try in good faith to resolve Sellers’ objections within 15 days following delivery of the objection notice. If Buyer and Sellers’ Representative resolve some or all of such objections within that time period, they will document their resolution in a writing signed by each of them, and such resolution will be final, conclusive and binding on the Parties. If Buyer and Sellers’ Representative are unable to resolve all of Sellers’ objections within the 15-day time period, the Parties will promptly refer any matters still in dispute for resolution as provided in Section 1.3(c).
(c)In the event of any unresolved dispute concerning Closing Date Net Working Capital, Closing Date Cash, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds and, if applicable, the Delayed Closing Date Adjustment Amount under Section 1.3(b), then Buyer and Sellers will each designate a nationally or regionally recognized independent accounting firm with whom neither Party has any current professional relationship, and the accounting firm to resolve the dispute will be chosen by lot (such accounting firm is referred to in this Agreement as the “Accounting Firm”). The fees and expenses of the Accounting Firm will be paid by the non-prevailing Party as determined by the Accounting Firm (it being agreed that the non-prevailing Party is the Party whose calculation of the disputed components of Closing Date Net Working Capital, Closing Date Cash, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds and/or the Delayed Closing Date Adjustment Amount (as applicable) was the furthest, in absolute dollars, from the resolution of the disputed items as determined by the Accounting Firm). The Accounting Firm will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items using the accounting principles used to determine the Target Amount, but within the range of the differences between Buyer and Sellers. The Parties will provide the Accounting Firm with all Books and Records in their possession reasonably relevant to the determinations to be made by it. No Party nor any Affiliate or Representative of a Party will meet or discuss any substantive matters with the Accounting Firm without Buyer and Sellers’ Representative and their respective Representatives present or having the opportunity following at least three Business Days’ notice to be present, either in person or by telephone. The Accounting Firm will have the power to require a Party to provide to it such Books and Records and other information it deems reasonably relevant to the resolution of the dispute, and to require a Party to answer questions that it deems reasonably relevant to the resolution of the dispute. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to each Party. All disputes with respect to the application of accounting principles or to the mathematical calculation of Closing Date Net Working Capital, Closing Date Cash, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds or, if applicable, the Delayed Closing Date Adjustment Amount will be resolved exclusively by the Accounting Firm. The determination of the Accounting Firm with respect to disputes to be resolved by it hereunder, absent manifest error, will be final, conclusive and binding upon the Parties. Closing Date Net Working Capital, Closing Date Cash, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds and, if applicable, the Delayed Closing Date Adjustment Amount, as finally determined in accordance with this Section 1.3, are referred to as the “Final Closing Date Net Working Capital,” “Final Closing Date Cash,” “Final Closing Date Pre-Closing Taxes,” “Final Closing Date Pre-Closing Tax Refunds,” and the “Final Delayed Closing Date Adjustment Amount,” respectively.

(d)Following Closing, the Purchase Price (exclusive of the Earn-out) will be determined by adding to, or subtracting from, the Estimated Purchase Price (as applicable) on a dollar-for-dollar basis an amount equal to the net result of: (i) either (A) if the Estimated Closing Date Net Working Capital was between the Upper Collar Amount and Lower Collar Amount, then by the amount by which the Final Closing Date Net Working Capital is greater than or less than (as applicable) the Upper Collar Amount or Lower Collar Amount (as applicable), with no adjustment being made to the Estimated Purchase Price if the Final Closing Date Net Working Capital is between the Upper Collar Amount and Lower Collar Amount or (B) if the Estimated Closing Date Net Working Capital was greater than the Upper Collar Amount or less than the Lower Collar Amount, then by the amount by which the Final Closing Date Net Working Capital is greater than or less than (as applicable) the Estimated Closing Date Net Working Capital; provided, however, that if the Final Closing Date Net Working Capital is between the Upper Collar Amount and Lower Collar Amount, then the amount to be added to, or subtracted from, the Estimated Purchase Price (as applicable) will be equal to the inverse of the amount of the Estimated Closing Date Net Working Capital Adjustment (for example, if the Estimated Closing Date Net Working Capital Adjustment was a negative $100, the inverse would be a positive $100), plus or minus (ii) the amount by which the Final Closing Date Cash is greater than or less than (as applicable) the Estimated Closing Date Cash, plus or minus (iii) the amount by which the Final Closing Date Pre-Closing Taxes is greater than or less than (as applicable) the Estimated Closing Date Pre-Closing Taxes, plus or minus (iv) the amount by which the Final Closing Date Pre-Closing Tax Refunds is greater than or less than (as applicable) the Estimated Closing Date Pre-Closing Tax Refunds, plus or minus (v) the amount by which the Final Delayed Closing Adjustment Amount is greater than or less than (as applicable) the Estimated Delayed Closing Date Adjustment Amount. If the Estimated Purchase Price is increased by the adjustment provided for in this Section 1.3(d), Buyer will pay such increase to Sellers within five Business Days following the determination of the Final Closing Date Net Working Capital, the Final Closing Date Cash, the Final Closing Date Pre-Closing Taxes, the Final Closing Date Pre-Closing Tax Refunds and, if applicable, the Final Delayed Closing Date Adjustment Amount by wire transfer of immediately available funds to the accounts designated by Sellers’ Representative. If the Estimated Purchase Price is decreased by the adjustment provided for in this Section 1.3(d), Sellers will pay such decrease to Buyer within five Business Days following the determination of the Final Closing Date Net Working Capital, Final Closing Date Cash, Final Closing Date Pre-Closing Taxes, Final Closing Date Pre-Closing Tax Refunds and, if applicable, the Final Delayed Closing Date Adjustment Amount by wire transfer of immediately available funds to an account designated by Buyer.

Section 1.4    Purchase Price Payment Allocation. For the avoidance of doubt, the Sellers’ Representative shall be solely responsible for allocating the Purchase Price paid by Buyer pursuant to this Agreement among the Sellers, which allocation shall be made in accordance with the percentages set forth on Exhibit 1.4 as calculated and determined based upon each Seller’s relative ownership of the Shares as set forth on Exhibit 2.1(c).

Section 1.5    Closing. The consummation of the transactions contemplated by this Agreement (“Closing”) will take place remotely via exchange of signature pages on May 18, 2015 or, if later, on the fifth Business Day following the satisfaction or waiver of the conditions set forth in Article 5 (other than conditions which by their nature are to be satisfied at Closing, which conditions must be satisfied at Closing, unless waived), or at any other place, time or date as may be mutually agreed by Buyer and Sellers. The date on which Closing occurs is referred to as the “Closing Date.” For Tax purposes and purposes of calculating Final Closing Date Net Working Capital, Final Closing Date Cash, Final Closing Date Pre-Closing Taxes and Final Closing Date Pre-Closing Tax Refunds, Closing will be deemed effective as of the opening of business on the Closing Date.

Section 1.6    Closing Deliverables.

(a)At Closing, Buyer will deliver: (i) the Escrow Agreement executed by Buyer, (ii) a transition services agreement substantially in the form attached to Exhibit 1.6(a)(ii) (the “TSA”) executed by Buyer, (iii) an evaporation services agreement substantially in the form attached to Exhibit 1.6(a)(iii) (the “Evaporation Services Agreement”) executed by Buyer, (iv) an option purchase agreement relating to the Gibbon Property substantially in the form attached to Exhibit 1.6(a)(iv) (the “Gibbon Property Option Purchase Agreement”) and (v) all other Transaction Documents to be executed and delivered by Buyer under this Agreement.
(b)At Closing, Sellers will deliver: (i) to Buyer stock certificates representing the Shares duly endorsed in blank or accompanied by irrevocable stock powers duly endorsed in blank, in either case, sufficient to transfer the Shares to Buyer; (ii) the Escrow Agreement executed by Sellers; (iii) the third party consents identified on Exhibit 5.1(f), if any, in forms reasonably acceptable to Buyer; (iv) evidence of the termination or release of, or the right to terminate or release, all Encumbrances (other than Permitted Encumbrances) on the Shares and the properties and assets of the Company and the Acquired Subsidiaries; (v) evidence that at or prior to the Closing all of the Separation Transactions have been consummated; (vi) if applicable, resignations effective as of Closing, in forms reasonably acceptable to Buyer, of any director or officer of the Company or any Acquired Subsidiary designated in writing by Buyer prior to the Closing Date; (vii) a non-foreign person certificate dated as of the Closing Date from Sellers in the form specified in Section 1445(b)(2) of the Code; (viii) the TSA executed by the Persons named as parties thereto other than Buyer, (ix) the Evaporation Services Agreement executed by the Persons named as parties thereto other than Buyer, (x) a quitclaim deed executed by LFE, LLF transferring title of the Headquarters to Kay Flo Services, Inc. effective as of the date immediately following the Closing Date in the form attached to Exhibit 1.6(b)(x) (the “Headquarters Deed”), (xi) Sellers’ good faith written calculation of the Sergeant Bluff Closing Date Removal and Replacement Reserve, (xii) the Gibbon Property Option Purchase Agreement executed by LFE, LLC and (xiii) any and all other Transaction Documents to be executed by Sellers, the Company or any Acquired Subsidiary in connection with this Agreement.

Article 2

Representations And Warranties Of Sellers
Subject to the exceptions and qualifications set forth in the Disclosure Schedule, Sellers make the following representations and warranties to Buyer. These representations and warranties will survive Closing for the periods specified in Section 9.1.
Section 2.1    Organization; Capitalization; Ownership.

(a)The Company and each Acquired Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation. Copies of the Organizational Documents of the Company and each Acquired Subsidiary have been provided to Buyer. The Company and each Acquired Subsidiary has the requisite corporate power and authority to conduct its business as it is now being conducted, to own and use the properties and assets that it purports to own and use and to perform its obligations under Applicable Contracts. The Company and each Acquired Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification, except where the failure to obtain such qualification would not result in a material liability to the Company and the Acquired Subsidiaries, taken as a whole.
(b)The authorized capital stock of the Company (i) as of the date hereof, consists of 2,000,000 shares of Class A Common Stock, $1.00 par value, of which 56,406 shares are issued and outstanding and 2,000,000 shares of Class B Common Stock, $1.00 par value, of which 507,654 are issued and outstanding and (ii) as of the Closing Date after giving effect to the Separation Transactions, consist of 2,000,000 shares of Class A Common Stock, $1.00 par value, of which 56,406 shares will be issued and outstanding and 2,000,000 shares of Class B Common Stock, $1.00 par value, of which 486,168 will be issued and outstanding. Except for the Shares, there are no other issued or outstanding equity securities of the Company or any other outstanding securities, options, warrants, or other instruments convertible or exercisable into any equity securities of the Company. No Person has any claim for or against any Shares, or for any payments made with respect to any sale of any Shares. The Shares were validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any Person. Except for suspended rights and obligations under the Shareholder Agreement, there is no Contract that requires any Seller, the Company or any Acquired Subsidiary to sell, offer to sell, issue or purchase any equity securities of the Company or any Acquired Subsidiary or other instruments convertible or exercisable into any equity securities of the Company or any Acquired Subsidiary.
(c)Each Seller owns, beneficially and of record, his, her or its Shares free and clear of all Encumbrances (other than (i) any Encumbrances arising under the Shareholder Agreement and the Organizational Documents of the Company, all of which will be terminated as of Closing, and (ii) transfer restrictions arising under applicable Laws), and collectively Sellers own, beneficially and of record, all outstanding Shares. Each Seller owns the number of Shares set forth next to his, her or its name on Exhibit 2.1(c). No Seller owns his, her or its Shares jointly with any other Person, and no Person has any right to consent to or vote upon the transactions contemplated by this Agreement or any other Transaction Document other than Sellers. Except for the Shareholders Agreement, there is no Contract that requires any Seller to sell, purchase or vote in any manner any of the Shares owned by him, her or it. At Closing, Sellers will collectively transfer to Buyer valid title to all of the Shares free and clear of all Encumbrances (other than transfer restrictions arising under applicable Laws).
(d)Schedule 2.1(d) sets forth the authorized, issued and outstanding capital stock of each Acquired Subsidiary. The capital stock of each Acquired Subsidiary was validly issued, is fully paid and nonassessable and was not issued in violation of any preemptive or similar rights of any Person. There is no Contract that requires any Seller, the Company or any Acquired Subsidiary to sell, offer to sell, issue or purchase any equity securities of any Acquired Subsidiary, including any options, warrants, or securities convertible into or exchangeable for any equity securities of a Acquired Subsidiary. The Company or another Acquired Subsidiary owns, beneficially and of record, all of the outstanding capital stock of each Acquired Subsidiary free and clear of all Encumbrances.
(e)The Shareholder Agreement is the only Contract among Sellers and the Company, other than the Company’s organizational documents, relating to rights and options of shareholders of the Company regarding shareholder voting, governance of the Company, and the purchase and sale of capital stock of the Company.
(f)Except for the Acquired Subsidiaries, neither the Company nor any Acquired Subsidiary owns or has any right to acquire any equity securities or any securities convertible or exercisable into any equity securities of any other Person.

Section 2.2    Financial Statements and Financial Matters.

(a)Sellers have provided Buyer copies of (i) the audited consolidated financial statements of the Company and the Company Subsidiaries at and for the fiscal years ended June 2, 2013 and June 1, 2014 (the “Financial Statements”) and (ii) the unaudited consolidated interim balance sheet and statement of income of the Company and the Company Subsidiaries at and for the twelve 4-week periods ended May 3, 2015 (the “Interim Financial Statements”). The Interim Financial Statements include the consolidated balance sheet of the Company and the Company Subsidiaries at May 3, 2015 (the “Balance Sheet”). The Financial Statements and Interim Financial Statements are accurate and complete in all material respects and present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the dates indicated therein and the consolidated results of operations of the Company and the Company Subsidiaries for the periods then ended. The Financial Statements and Interim

Financial Statements were prepared in accordance with GAAP in all material respects (except as set forth on Schedule 2.2(a), for the absence of footnotes and subject to audit adjustments, year-end adjustments and any other adjustments described therein). Notwithstanding the foregoing, any inaccuracy with respect to items included in the Financial Statements or the Interim Financial Statements that arises solely from or relates solely to the Excluded Assets, Excluded Liabilities or the Excluded Business shall not be deemed to be a breach of this Section 2.2(a).
(b)At Closing, neither the Company nor any Acquired Subsidiary will have any liabilities required under GAAP to be reflected on a consolidated balance sheet of the Company and the Acquired Subsidiaries prepared in accordance with GAAP, except for liabilities: (i) reflected or reserved for on the Balance Sheet; (ii) disclosed or reflected in any notes thereto or the Disclosure Schedule; (iii) incurred in the Ordinary Course of Business since the date of the Balance Sheet; (iv) taken into account in the calculation of Final Closing Date Net Working Capital; or (v) Excluded Liabilities.
(c)As of Closing, no Seller or any of their respective Affiliates (other than the Company or any Acquired Subsidiary) will have any outstanding indebtedness to the Company or any Acquired Subsidiary, and neither the Company nor any Acquired Subsidiary will have any outstanding indebtedness to any Seller or any of their respective Affiliates (other than the Company or any Acquired Subsidiary), other than (i) indebtedness owed to Sellers or any of their respective Affiliates (other than the Company or any Acquired Subsidiary) included among the Closing Date Debt to be discharged at Closing, (ii) indebtedness owed to the Company or any Acquired Subsidiary by Sellers or any of their respective Affiliates (other than the Company or any Acquired Subsidiary) that is to be discharged at Closing in connection with the Separation Transactions, (iii) indebtedness with respect to reimbursement of customary employment related expenses and (iv) obligations arising after the Closing Date pursuant to the Contracts set forth on Schedule 2.2(c).

Section 2.3    Compliance with Law.

All Governmental Authorizations necessary for the Company and the Acquired Subsidiaries to carry on the Business as now conducted are set forth on Schedule 2.3 and are in full force and effect. The Company and each Acquired Subsidiary has filed (or caused to be filed) all reports required to be filed by it with a Governmental Body pursuant to those Governmental Authorizations, except to the extent that the failure of which to be filed accurately would not have a Company Material Adverse Effect. All such reports were complete and correct in all material respects when filed. During all applicable statute of limitation periods, the Company and each Acquired Subsidiary have complied in all material respects with applicable Law.
Section 2.4    Taxes. Except as set forth on Schedule 2.4:

(a)all Tax Returns with respect to the Company and each Acquired Subsidiary that were required to have been filed were timely filed, and all such Tax Returns are true and correct in all material respects;
(b)all Taxes shown on a Tax Return as due and payable by the Company and each Acquired Subsidiary have been paid;
(c)all Taxes required to be withheld or collected by the Company and each Acquired Subsidiary have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Taxing Authority;
(d)there is no lien for Taxes upon any of the properties or assets of the Company or any Acquired Subsidiary other than liens for Taxes that are Permitted Encumbrances;
(e)there are no ongoing or pending Tax audits, investigations, claims or other administrative Proceedings by any Taxing Authority against the Company or any Acquired Subsidiary and no written notification has been received that any such audits, investigations, claims or other administrative Proceedings are pending or Threatened;
(f)neither the Company nor any Acquired Subsidiary nor any predecessor of the Company or any Acquired Subsidiary (i) has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes, other than a group consisting of the Company and the Company Subsidiaries or (ii) has liability for Taxes of any Person (other than the Company or another Acquired Subsidiary) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign law), as a transferee or successor, by Contract or otherwise;
(g)no Seller has, and neither the Company nor any Acquired Subsidiary has, entered into any outstanding agreements or waivers that would extend the statutory period in which a Taxing Authority may assess or collect a Tax against the Company or a Acquired Subsidiary or entered into any closing agreements or similar agreements with any Taxing Authority; and
(h)at the close of business on the Closing Date, neither the Company nor any Acquired Subsidiary will have any liability for Pre-Closing Taxes, other than Pre-Closing Taxes not yet due and payable.

This Section 2.4 and Section 4.9 contain the sole representations and warranties of Sellers with respect to Tax matters.
Section 2.5    Business Operations.

(a)Since the date of the Balance Sheet: (i) no Company Material Adverse Effect has occurred and (ii) no Restricted Event has occurred.
(b)Schedule 2.5(b) lists the 20 largest customers and 10 largest suppliers (by dollar volume) of the Business in terms of sales or purchases for the 12 months ended December 31, 2014. The Company has not received written notice of any termination or cancellation by any such customer or supplier of its business relationship with the Company or any Acquired Subsidiary and, to Sellers’ Knowledge, no such termination or cancellation has been Threatened by any such customer or supplier, in each case, except where such termination or cancellation would not reasonably be expected to have a Company Material Adverse Effect.
(c)Schedule 2.5(c) lists the names, account numbers and locations of all banks and other financial institutions at which the Company or any Acquired Subsidiary has an account or safe deposit box and the names of each Person authorized to draft on or have access to any such account or safe deposit box.
(d)No product of the Business that is manufactured or sold by the Company or any Acquired Subsidiary is sold with any express manufacturer’s warranty that such product is fit for any particular purpose or use. There is no unresolved claim that has been submitted in writing to the Company or any Acquired Subsidiary seeking the return of any products manufactured or sold by the Company or any Acquired Subsidiary by reason of alleged overshipments, early or late shipments, defective delivery or defective product, and there is no Proceeding pending or to Sellers’ Knowledge Threatened against the Company or an Acquired Subsidiary involving any product warranty claim.
(e)Neither the Company nor any Acquired Subsidiary is subject to any pending Proceeding involving a claim against the Company or any Acquired Subsidiary for personal injury, death or property damage alleged to be caused by, or for injunctive relief that is based on, a defect in any product of the Business that was manufactured or sold by the Company or an Acquired Subsidiary, nor has the Company or any Acquired Subsidiary received written notice of such claim in the last two years. None of such products of the Business has been the subject of any recall campaign.
(f)Neither the Company nor any Acquired Subsidiary has: (i) used any of its corporate or other funds for unlawful contributions, payments, gifts or gratuities, or made any unlawful expenditures relating to political or administrative activity to officials of a Governmental Body or to any other Person, or established or maintained any unlawful or unrecorded funds in violation of applicable Law; (ii) accepted or received any unlawful contributions, payments, gifts or gratuities; or (iii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT), as amended.

Section 2.6    Employees.

(a)A copy as of a recent date specified thereon of the following information for each employee of the Company and the Acquired Subsidiaries has been made available to Buyer: (i) name; (ii) job title; (iii) current base compensation; and (iv) equity incentive compensation awards and stock options that will remain outstanding after Closing. A copy of the current version of any policy manual and handbook provided to or governing the employees of the Company and the Acquired Subsidiaries, and any application forms currently being used by the Company and the Acquired Subsidiaries in connection with the hiring of new employees, have been made available to Buyer.
(b)Neither the Company nor any Acquired Subsidiary is subject to any collective bargaining agreement. In the past six years, with respect to the Company and the Acquired Subsidiaries, there has not been and, to Sellers’ Knowledge, there is not now Threatened: (i) any strike, slowdown, picketing, work stoppage, lockout, union organizational activity or other material labor dispute or Proceeding (excluding routine employee internal complaints, workers’ compensation, unemployment compensation and similar routine employee claims); (ii) any material application, complaint or charge filed by an employee with any Governmental Body (excluding routine workers’ and unemployment compensation claims); or (iii) any application, petition or demand for recognition or certification of a collective bargaining agent.
(c)Except as set forth on Schedule 2.6(c), the Shareholder Agreement or with respect to the Employee Benefit Plans or as provided in any applicable employee manuals or handbook, neither the Company nor any Acquired Subsidiary is a party to any written Contract with any present or former director, officer or employee.
(d)Neither the Company nor any Acquired Subsidiary has, in the last three years, effectuated a “plant closing” or “mass layoff” (as defined in the WARN Act) affecting any single site of employment (as defined in the WARN Act). None of the employees of the Company or any Acquired Subsidiary will have suffered an “employment loss” (as defined in the WARN Act) under the WARN Act in the six months prior to the Closing Date.
(e)The Company and each Acquired Subsidiary has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Bodies of the states or other jurisdictions where it is required to maintain such accounts.
(f)Schedule 2.6(f) contains a list of all employees that will remain with the Company or each Acquired Subsidiary on the Closing Date.

Section 2.7    Employee Benefit Plans.

(a)Schedule 2.7 identifies all material Employee Benefit Plans (excluding bonus arrangements included among the Seller Transaction Expenses), copies of which have been made available to Buyer.
(b)The Company and each Acquired Subsidiary has complied in all material respects with its obligations under applicable Employee Benefit Plans and applicable Law relating thereto. Neither the Company nor any Acquired Subsidiary has been a party to any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist. The consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction described in Section 406 of ERISA or Code §4975 for which an exemption is not available.
(c)Each Employee Benefit Plan that is intended to be qualified under Code §401(a) has received a favorable determination or opinion letter from the IRS as to its qualified status under the Code, and each Employee Benefit Plan that is a funded welfare plan intended to be exempt from federal taxation under

Code §501(a) has received recognition of exemption from federal income taxation from the IRS. To Sellers’ Knowledge, nothing has occurred since the date of such determination or recognition of exemption that could adversely affect the qualification of such Employee Benefit Plan or the tax exempt status of any related trust. Sellers have made available to Buyer copies of the following: (i) the most recent determination or opinion letter issued by the IRS with respect to each Employee Benefit Plan that is intended to be qualified under Code §401(a); and (ii) the two most recent annual reports (IRS Forms 5500 series) required to be filed with respect to each such Employee Benefit Plan.
(d)None of the Company, any Acquired Subsidiary nor any ERISA Affiliate of the Company or any Acquired Subsidiary has established, maintained, contributed to or otherwise participated in, or has an obligation to establish, maintain, contribute to or otherwise participate in, or has any obligation or liability in connection with, any Multi-Employer Retirement Plan.
(e)None of the Company, any Acquired Subsidiary nor any ERISA Affiliate of the Company or any Acquired Subsidiary has any obligation to provide post-retirement medical benefits to any current or former director, officer or employee, or their respective survivors, dependents or beneficiaries, except as may be required by Code §4980B or Part 6 of Title I of ERISA or applicable Law concerning medical benefits continuation.
(f)None of the Company, any Acquired Subsidiary nor any ERISA Affiliate of the Company or any Acquired Subsidiary maintains or has ever maintained an Employee Benefit Plan that is a defined benefit pension plan or subject to Title IV of ERISA.
(g)There is no Proceeding (other than routine claims for benefits) pending or, to Sellers’ Knowledge, Threatened with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. To Sellers’ Knowledge, neither an Employee Benefit Plan nor any fiduciary thereof is the subject of an audit, investigation or examination by any Governmental Body.
(h)Except as set forth on Schedule 2.7, the consummation of the transactions contemplated by this Agreement will not: (i) legally entitle any current or former director, officer or employee of the Company or any Acquired Subsidiary to severance pay, unemployment compensation, bonus, incentive amount, or any other payment or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former director, officer or employee of the Company or any Acquired Subsidiary under an Employee Benefit Plan.
This Section 2.7 and Section 2.10 contain the sole representations and warranties of Sellers with respect to Employee Benefit Plan matters.
Section 2.8    Real Property

(a)Any real property owned by the Company or any Acquired Subsidiary, in each case, that is not an Excluded Asset is set forth on Schedule 2.8(a) (including the Headquarters, the “Owned Real Property”). The Company, each Acquired Subsidiary, and LFE, LLC has good and marketable fee simple title to its Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Kay Flo Industries, Inc., Kay Flo Services, Inc., and Saber, Inc. have no Owned Real Property.
(b)The Company and each Acquired Subsidiary has a valid leasehold interest in the real property leased by it as identified on Schedule 2.8(b) (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). A copy of each lease governing the Leased Real Property (a “Real Property Lease”) has been made available to Buyer. Except for the Real Property, neither the Company nor any Acquired Subsidiary uses any real property to conduct the Business.
(c)Any buildings and improvements located on the Owned Real Property and, to Sellers’ Knowledge, on the Leased Real Property lie wholly within the boundaries of such Owned Real Property or Leased Real Property (as applicable) and do not encroach on any real property owned by another Person. To Sellers’ Knowledge, no buildings or improvements owned by another Person encroach on any of the Real Property. To Sellers’ Knowledge, the Real Property is not the subject of any condemnation action and there is no proposal under consideration by any Governmental Body to take or use any Real Property. The Real Property has access on a public way sufficient for its current use by the Company and the Acquired Subsidiaries.

Section 2.9    Other Properties and Assets.

(a)The tangible properties and assets owned by the Company and each Acquired Subsidiary are free and clear of all Encumbrances other than Permitted Encumbrances and, when taken together with any personal property leased by the Company or an Acquired Company and the personal property assets or services that are required to be made available and/or provided to the Company and the Acquired Subsidiaries pursuant to the TSA, comprise all the personal property necessary to conduct the Business in the manner heretofore conducted. The material personal property assets owned by the Company and each Acquired Subsidiary are in reasonable operating condition and repair, except for ordinary wear and tear. Schedule 2.9(a) lists, by storage capacity, each storage tank owned by the Company and each Acquired Subsidiary.
(b)Schedule 2.9 (b) sets forth: (i) all material Intellectual Property Assets owned by the Company and each Acquired Subsidiary and subject to registration or a pending application to register (“Company Registered Intellectual Property Assets”); (ii) all material registered Intellectual Property Assets (other than software) used by the Company or a Acquired Subsidiary that are material to the Business and that are not owned by the Company or a Acquired Subsidiary (“Other Intellectual Property Assets”); and (iii) a list of all Contracts (other than “shrink wrap” or other widely available commercial end-user licenses) relating to material Intellectual Property Assets to which the Company or any Acquired Subsidiary is a party, copies of which have been made available to Buyer. The Company Registered Intellectual Property Assets, unregistered Intellectual Property Assets and the Other Intellectual Property Assets, collectively, comprise all the Intellectual Property Assets necessary to conduct the Business in the manner heretofore conducted. The Company or an Acquired Subsidiary owns the entire right, title and interest in and to the Company Registered Intellectual Property Assets free and clear of all Encumbrances other than Permitted Encumbrances and has the right to use the Other Intellectual Property Assets subject to existing Contracts. To Sellers’ Knowledge: (A) neither the Company nor any Acquired Subsidiary is infringing or unlawfully using any Intellectual Property Asset of any other Person and (B) there is no infringement of or unlawful use by any other Person of any Company Registered Intellectual Property Assets. No Company Registered Intellectual Property Asset is subject to any pending or, to Sellers’ Knowledge, Threatened Proceeding. No Company Registered Intellectual Property Asset or, to Sellers’ Knowledge, Other Intellectual Property Asset is subject to any outstanding Order restricting its use by the Company or any Acquired Subsidiary, as applicable, in the manner currently used.

Section 2.10    Litigation. Except as set forth on Schedule 2.10, there is no material Proceeding or Order pending or, to Sellers’ Knowledge, Threatened against the Company or any Acquired Subsidiary, excluding routine employee grievances, workers’ compensation and similar routine employee claims which are not material to the Business, taken as a whole.

Section 2.11    Authorization and Enforceability; No Conflict.

(a)Each Seller has the full capacity, power and authority to enter into and perform the Transaction Documents to which it is a signatory and to carry out the transactions contemplated by such Transaction Documents. Each Transaction Document to which any Seller is a signatory is binding upon such Seller and is enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution, performance and delivery by each Seller of each Transaction Document to which such Seller is a signatory has been duly authorized and approved by such Seller. All material consents, approvals or authorizations of, or declarations, filings or registrations with, any Person required in connection with such Seller’s execution, delivery or performance of the Transaction Documents to which such Seller is a party or the consummation by such Seller of the transactions contemplated thereby are set forth on Schedule 2.11.
(b)The execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated thereby will not, except as would not be material to the Company and the Acquired Subsidiaries, taken as a whole: (i) contravene the Shareholder Agreement or the Organizational Documents of the Company or any Acquired Subsidiary; (ii) assuming receipt of any required consent, approval or authorization set forth on Schedule 2.11, result in a breach of or constitute a default under any Material Contract; (iii) cause the Company or any Acquired Subsidiary to violate any Law or Order; (iv) accelerate any material liability of the Company or any Acquired Subsidiary or adversely modify the terms of any such liability; (v) result in an Encumbrance, other than a Permitted Encumbrance, on the Shares or any property or asset of the Company or any Acquired Subsidiary; or (vi) require the Company or any Acquired Subsidiary to obtain any Governmental Authorization.

Section 2.12    Applicable Contracts.

(a)Each of the following Applicable Contracts (other than those relating solely to the Excluded Business, the Excluded Assets or Seller Transaction Expenses) as of the date of this Agreement is listed on Schedule 2.12, and copies of such Applicable Contracts have been made available to Buyer:
(i)Any power of attorney or other similar Contract or grant of agency by the Company or any Acquired Subsidiary;
(ii)Any Contract relating to the ownership of or investment in any business or enterprise by the Company or any Acquired Subsidiary, including investments in joint ventures, equity investments and similar Contracts (other than the Shareholders Agreement and Contracts solely between the Company and a Company Subsidiary);
(iii)Any loan agreement, promissory note, letter of credit, advance or other evidence of indebtedness of the Company or any Acquired Subsidiary which will survive Closing;
(iv)Any guarantee by the Company or any Acquired Subsidiary of payment or performance by another Person;
(v)Any Contract for the Company or any Acquired Subsidiary to act as a surety for, or be contingently or secondarily liable for, the obligations of another Person (other than the Company or any Acquired Subsidiary);
(vi)Any material broker, agent, sales representative, dealer, distribution or similar Contract of the Company or any Acquired Subsidiary;
(vii)Any Contract that is not terminable by the Company or any Acquired Subsidiary upon 90 days’, or less, notice without penalty and requires by its express terms payment by or to the Company or any Acquired Subsidiary of more than $150,000 in any 12-month period (other than purchase orders issued or received by the Company or any Acquired Subsidiary in the Ordinary Course of Business);
(viii)Any Contract of the Company or any Acquired Subsidiary with a Governmental Body;
(ix)Any Contract prohibiting or restricting the Company or any Acquired Subsidiary from competing in any line of business or geographic area;
(x)Any Contract that requires the Company or any Acquired Subsidiary to purchase its total requirements of a good or service from another Person;
(xi)Any Contract that is a collective bargaining agreement or involves a labor union or other representative group of employees relating to wages, hours or conditions of employment;

(xii)Any consulting or independent contractor Contract that requires the payment by the Company or any Acquired Subsidiary of more than $250,000 in any 12-month period;
(xiii)Any lease (other than a Real Property Lease) of material tangible property and assets by the Company or any Acquired Subsidiary that requires more than $100,000 in payments for any 12-month period; and
(xiv)Any Contract that relates to the acquisition of a business or substantially all of the assets or equity securities of another Person entered into during the 3-year period prior to the date of this Agreement.
(b)Each Applicable Contract listed on Schedule 2.12, each Real Property Lease and each Contract relating to material Intellectual Property Assets listed on Schedule 2.9 (collectively, the “Material Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Law, affecting the enforcement of creditors’ rights generally and by general principles of equity. The Company and the Acquired Subsidiaries, as applicable, and, to Sellers’ Knowledge, each other Person that is a party to a Material Contract, has complied in all material respects with the terms thereof. To Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to contravene, conflict with or result in a violation or breach of, or give the Company, any Acquired Subsidiary or any other Person the right to declare a default under, any Material Contract.

Section 2.13    Insurance. (a) Schedule 2.13(a) lists the policies of Insurance (excluding self-insurance) covering the properties, assets or operations of the Company or any Acquired Subsidiary as of the date hereof. Each listed policy of Insurance is in full force and effect and will remain in full force through Closing.
(b)Schedule 2.13(b) sets forth a list of all pending claims as of the date of this Agreement (including with respect to Insurance previously obtained but not currently maintained) made by the Company or any Acquired Subsidiary and the claims history (for filed claims) made the Company since January 1, 2012 (including with respect to Insurance previously obtained but not currently maintained), in each case with respect to each claim (or series of related claims) involving amounts in excess of One Hundred Thousand Dollars ($100,000). All premiums have been timely paid on the policies listed in Schedule 2.13(a). The Company has not received any written notice regarding the cancellation of any policies of Insurance listed on Schedule 2.13(a). As of the date of this Agreement, there is no claim by the Company pending under any such policies as to which coverage has been denied in writing by the underwriters of such policies.

Section 2.14    Environmental Matters. Except as set forth in an Environmental Document obtained by or made available to Buyer:

(a)The Company and each Acquired Subsidiary is, and during the past five years has been, in compliance in all material respects with applicable Environmental Law. The Company and each Acquired Subsidiary possesses all material Governmental Authorizations required under applicable Environmental Law.
(b)Neither the Company nor any Acquired Subsidiary has during the past five years received a written notice from a Governmental Body alleging that it is in material violation of any applicable Environmental Law which remains unresolved.
(c)To Sellers’ Knowledge, there is no unpermitted, continuous release to the Environment at or on any Owned Real Property or Leased Real Property of any Hazardous Substance or Material in a quantity or concentration that would reasonably be expected to result in a Company Material Adverse Effect. No unregistered underground storage tank is present on any Owned Real Property or the Leased Real Property. There is no Proceeding against or involving either Company pending or, to Sellers’ Knowledge, Threatened by any Governmental Body or any other Person pursuant to any Environmental Law. No Hazardous

Substance or Material has been generated, emitted, transported, stored, treated or disposed of by the Company, any Acquired Subsidiary or any other Person in violation of any Environmental Law that would reasonably be expected to result in any material Environmental Liability to the Company or any Acquired Subsidiary.
(d)Sellers have made available to Buyer all material Environmental Documents in the possession or control of Sellers, the Company or any Acquired Subsidiary.
(e)This Section 2.14 contains the sole representations and warranties of Sellers with respect to environmental matters (other than environmental matters disclosed in Schedule 2.10).

Section 2.15    Broker’s Fees. None of the Sellers, the Company, any Acquired Subsidiary or anyone acting on their behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Buyer or, if Closing occurs, the Company or any Acquired Subsidiary will be liable. Sellers will be responsible for any unpaid fees and expenses due Ernst & Young Capital Advisors, LLC related to the transactions contemplated by this Agreement (except to the extent taken into account in the calculation of Final Closing Date Net Working Capital).

Section 2.16    Books and Records. The copies of the Books and Records of the Company and each Acquired Subsidiary are accurate and complete copies of such Books and Records as maintained by the Company and each Acquired Subsidiary.

Section 2.17    No Other Representations or Warranties. Sellers have not made, and will not be deemed to have made, any representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as expressly made by it in this Article 2. Without limiting the generality of the foregoing, except as expressly covered by a representation and warranty contained in this Article 2, none of the Sellers make any representation or warranty with respect to any information or documents (financial or otherwise) made available to Buyer or its Representatives before or after the date of this Agreement unless issued pursuant to the terms of this Agreement.

Article 3

Representations And Warranties Of Buyer

Buyer makes the following representations and warranties to Sellers. These representations and warranties will survive Closing for the periods specified in Section 9.1.
Section 3.1    Organization and Good Standing. Buyer is an Ohio corporation, duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization. Buyer has full corporate power and authority to conduct its business as it is now being conducted and to own and use its properties and assets.

Section 3.2    Authorization and Enforceability; No Conflict.

(a)Buyer has the requisite power and authority to enter into and perform the Transaction Documents and to carry out the transactions contemplated by such Transaction Documents. Each Transaction Document is binding upon Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution, performance and delivery by Buyer of each Transaction Document has been duly authorized and approved by Buyer.
(b)The execution, delivery and performance by Buyer of the Transaction Documents and the consummation by Buyer of the transactions contemplated thereby will not: (i) contravene the Organizational Documents of Buyer; (ii) result in a breach of any provision of, or constitute a default under, any Contract of Buyer; (iii) violate any applicable Law or Order; or (iv) require any Governmental Authorization.

Section 3.3    Investment Intent. Buyer is acquiring the Shares for investment and not with a view to any resale or distribution thereof.

Section 3.4    No Financing Condition; Solvency. Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for completion of the transactions contemplated by this Agreement or the other Transaction Documents. Buyer has, or has available to it, sufficient funds to complete the transactions contemplated by this Agreement and the other Transaction Documents. At and immediately following Closing, none of Buyer, the Company or any Acquired Subsidiary will: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to pay as they become due.

Section 3.5    Inspection. Buyer is an informed and sophisticated Person and has engaged expert advisors experienced in the evaluation of the transactions contemplated by this Agreement and the other Transaction Documents (including the purchase of the Shares). Buyer has undertaken such investigation as it deems necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents. Buyer and its Representatives have been afforded the opportunity to obtain additional information necessary to verify the accuracy of the representations and warranties made by Sellers hereunder or to otherwise evaluate the merits of the transactions contemplated by this Agreement and the other Transaction Documents. Buyer acknowledges that Sellers have given Buyer and its Representatives copies of certain of the Books and Records and the tangible assets of the Company and each Acquired Subsidiary requested by Buyer. Sellers and their Representatives have answered all inquiries that Buyer and its Representatives have made concerning the Company and each Acquired Subsidiary or otherwise relating to the Business and the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.6    Broker’s Fees. Neither Buyer nor anyone acting on Buyer’s behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Sellers (or if Closing does not occur, Sellers, the Company or any Acquired Subsidiary) will be liable.

Section 3.7    Reliance. Buyer acknowledges that, except as expressly set forth in Article 2, as modified by the Disclosure Schedules, Sellers are not making and will not be deemed to have made, and Buyer is not relying on, any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, in connection with or with respect to the transactions contemplated herein, the Shares, the Business, the Company, the Acquired Subsidiaries or otherwise or with respect to any information or documents (financial or otherwise) made available to Buyer or its Representatives, including any representations or warranties of merchantability, fitness for any particular purpose or use, or title and that all representations and warranties other than those expressly set forth in Article 2 are disclaimed by Sellers.

Section 3.8    No Other Representations or Warranties. Buyer has not made, and will not be deemed to have made, any representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as expressly made by it in this Article 3.

Article 4

Covenants And Agreements

The Parties covenant and agree as follows:
Section 4.1    Conduct Pending Closing.

(a)From the date of this Agreement to the Closing Date, except as expressly provided herein, Sellers will use its commercially reasonable efforts to cause the Company and each Acquired Subsidiary to (i) conduct the operations and affairs of the Business in the Ordinary Course of Business and not to create, perform or suffer to exist any Restricted Event, (ii) exercise commercially reasonable efforts to preserve intact its business organization, personnel, customer and supplier relationships and goodwill of the Business, except, in either case, for actions: (A) taken with Buyer’s prior written consent, (B) to prepare for the consummation of the transactions contemplated by this Agreement, (C) required to be taken by applicable Law, (D) disclosed in the Disclosure Schedule, or (E) to divest of the Excluded Assets or to otherwise consummate the Separation Transactions.
(b)From the date of this Agreement to the Closing Date, Sellers will not, and will cause the Company and each Acquired Subsidiary not to, directly or indirectly: (i) enter into or continue any substantive negotiations, discussions or Contracts contemplating or relating to the acquisition by any Person other than Buyer of all or any part of the Shares then outstanding or the securities, equity interests, or substantially all of the assets of the Company or any Acquired Subsidiary (regardless of the form of the transaction), but excluding sales of inventory or miscellaneous assets in the Ordinary Course of Business; or (ii) except with the prior written consent of Buyer, take an action that would constitute a Restricted Event.
As of or prior to the Closing, (i) Sellers shall cause the Company and the Acquired Companies to distribute, assign, convey, deliver or otherwise transfer, to Sellers or their Affiliates (other than the Company and the Acquired Subsidiaries) all right, title and interest in, to or under all Excluded Assets, free and clear of all Encumbrances, except Encumbrances in place on the date hereof or hereafter created without any action by Buyer. All such transfers shall be made without any representations, warranties or other obligations or duties on the part of any of the Company or the Acquired Subsidiaries (other than those set forth herein, in the TSA or any other Transaction Document) and (ii) Sellers shall (or shall cause a their Affiliates (other than the Company and the Acquired Subsidiaries) to) assume, pay, perform, discharge and be responsible for the Excluded Liabilities. For the avoidance of doubt, Excluded Assets and Excluded Liabilities will not be taken into account for the purposes of the calculation of the Estimated Closing Date Net Working Capital Adjustment, the Estimated Closing Date Cash, the Closing Date Debt, the Final Closing Date Net Working Capital or the Final Closing Date Cash. The transfers contemplated and described in this Section 4.1(c) together with the Other Separation Transactions and the transactions contemplated by the TSA shall hereinafter be referred to, collectively, as the “Separation Transactions”. Eric J. Lohry agrees to cause the Excluded Business to discontinue to use the trademarks NUTRA-FLO and KAY FLO for the Excluded Business in the case of any jurisdiction other than China, no later than 12 months after the Closing Date, and in the case of China within a period of 24 months after the Closing Date. Buyer acknowledges that Sellers indirectly own an interest in a joint venture in China which is part of the Excluded Assets which, pursuant to a sublicense, has limited rights to use NUTRA-FLO marks in its feed business in China. Eric J. Lohry agrees to cause the Excluded Business to use commercially reasonable efforts to cause the referenced joint venture to discontinue its use of the marks licensed to it under the sublicense in the time period provided above.

Section 4.2    Access to Information. Subject to restrictions contained in any confidentiality agreement to which Sellers, the Company or any Acquired Subsidiary is subject, from the date of this Agreement to the Closing Date, upon reasonable notice, Sellers will cause the Company and each Acquired Subsidiary to provide Buyer and its Representatives reasonable access to its Books and Records in a manner so as to not interfere with its normal business operations. Sellers will disclose to Buyer and its Representatives a description of any Books and Records it is withholding due to the confidentiality obligation described above. All information furnished to or obtained by Buyer will be treated as confidential information pursuant to the terms of the confidentiality letter agreement executed by Buyer on May 21, 2014, the provisions of which are incorporated herein by reference.

Section 4.3    Commercially Reasonable Efforts; Notice; Further Assurances; Certain Payments.

(a)Upon the terms and subject to the conditions set forth in this Agreement, each Party will use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
(b)Buyer and Sellers will each give prompt notice to the other of the occurrence of any event or the failure of any event to occur that would reasonably be expected to preclude or interfere with the satisfaction of any condition precedent to the obligations of a Party under this Agreement or the timely consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Prior to Closing, Sellers will have the right (but not the obligation) to supplement or amend the Disclosure Schedule with respect to any matter that arises, occurs or it becomes aware of after the date hereof (each a “Schedule Supplement”). Such Supplemental Schedule will be deemed to have been provided solely for informational purposes and will not in any way affect the conditions set forth in Article 5 or the determination of whether there is a breach of any representation or warranty as in effect prior to such Schedule Supplement for purposes of Article 7; provided, if any Supplemental Schedule discloses a matter that would result in the failure of the condition set forth in Section 5.1(a) to be satisfied, and Buyer waives such failure and proceeds to consummate the Closing, then such matter will be deemed to have qualified the applicable representations and warranties to which the disclosure set forth in such Supplemental Schedule relates for purposes of Article 7.
(c)After Closing, Buyer and Sellers will take all reasonable actions to mitigate any Adverse Consequences that are subject to indemnification under Article 7, and will take all actions, execute and deliver all further documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents.

(d)[RESERVED]

(e)Buyer hereby agrees to pay or to cause the Company to pay to Sellers any insurance proceeds received by Buyer or its Affiliates (including the Company and the Acquired Subsidiaries) after Closing in respect of the fire that occurred at the Sergeant Bluff Facility in excess of the amount, if any, of the Sergeant Bluff Closing Date Removal and Replacement Reserve. In addition, if the aggregate amount of Acid Purchase Rebate Payments received by the Company, any Acquired Subsidiary, Buyer or any other Affiliate of Buyer after Closing exceeds the Buyer Retained Acid Purchase Rebate Amount, then Buyer shall pay Sellers an amount equal to the amount of such excess by wire transfer of immediately available funds to the accounts designated by Sellers’ Representative within five Business Days after the date on which the related Acid Rebate Payment is received by the Company, any Acquired Subsidiary, Buyer or any other Affiliate of Buyer.

The amount of any payment made to Sellers pursuant to this Section 4.3(e) shall be considered additional Purchase Price.

Section 4.4    Restrictive Covenants. In consideration of the consummation of the transactions contemplated by this Agreement and other valuable consideration:

(a)For a period of five years from the Closing Date, each Seller will not, and will cause such Seller’s Affiliates not to, directly or indirectly (i) compete with the Company or an Acquired Subsidiary in the Business as it is currently conducted or (ii) participate in the ownership, management, financing or control of, or act as an employee, advisor, consultant or agent to, or furnish services to, any Person that competes with the Company or an Acquired Subsidiary in the Business as it is currently conducted. The geographic scope of the foregoing covenant is the United States.
(b)For a period of three years from the Closing Date, each Seller will refrain from and will cause such Seller’s Affiliates to refrain from soliciting any existing customer of the Company or any Acquired Subsidiary to divert or adversely change such existing customer’s business relationship with the Company or any such Acquired Subsidiary relating to the Business; provided, however, that no action taken by a Seller or any of its Affiliates in accordance with the terms of the TSA shall be construed as a breach of this Section 4.4(b).
(c)For a period of two years from the Closing Date:
i.each Seller will not and will cause such Seller’s Affiliates not to (A) hire or induce or assist any other Person to hire any employee of the Company or any Acquired Subsidiary or (B) induce or assist any other Person to induce any employee to leave his or her employment with the Company or any Acquired Subsidiary; provided, however, that nothing in this Section 4.4(c)(i) will apply to (1) any action taken by a Seller or any of its Affiliates in accordance with the terms of the TSA or any individual who responds to or is hired as a result of (x) general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not specifically directed at employees of the Company or any Acquired Subsidiary) or (y) solicitations initiated by any employee of the Company or any Acquired Subsidiary or (2) the hiring or solicitation of any employee listed on Schedule 4.4(c)(i) (but subject to any time limitations or waiting periods applicable to any such employee as set forth on Schedule 4.4(c)(i)).
ii.Buyer will not and will cause its Affiliates (including the Company and the Acquired Subsidiaries) not to (A) hire or induce or assist any other Person to hire any employee of any Seller or any of their respective Affiliates or (B) induce or assist any other Person to induce any employee to leave his or her employment with any Seller or any of their respective Affiliates; provided, however, that nothing in this Section 4.4(c)(ii) will apply to any action taken by Buyer or any of its Affiliates in accordance with the terms of the TSA or any individual who responds to or is hired as a result of (1) general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not specifically directed at employees of any Seller or any of their respective Affiliates) or (2) solicitations initiated by any employee of any Seller or any of their respective Affiliates.
(d)From the Closing Date and forever afterward, each Seller will not use or disclose to any Person any non-public information of or relating to the Business, the Company or any Acquired Subsidiary, except in connection with any Proceeding subject to Article 7 or if required to do so by applicable Law or legal process (provided that such Seller makes a reasonable effort to notify Buyer before complying with the applicable Law or legal process to enable Buyer to seek an appropriate protective order), and except to the extent that such information enters the public domain through no fault of such Seller in violation of this Agreement.
(e)If a court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope of any of the covenants is too broad, the restrictive time period will be deemed to be the longest period permissible under applicable Law and the geographic coverage and scope will be deemed to comprise the largest coverage and scope permissible under applicable Law. It is the Parties’ intent to protect and preserve the Business and goodwill of the Company and each Acquired Subsidiary to be acquired by Buyer, and each Seller agrees that the time period, the geographic coverage and scope of the covenants set forth in this Section 4.4 are reasonable. If a Seller breaches or threatens to breach any of the foregoing covenants, Buyer will be entitled to seek injunctive relief in addition to any other remedies that may be available under applicable Law.
(f)Notwithstanding the foregoing, nothing in this Agreement will prevent or restrict a Seller from: (i) owning as a passive investment less than 5% of the outstanding shares of the capital stock of a corporation or the outstanding equity interests of any other entity (in each case, whether public or private); (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university or non-profit research organization; (iv) any activity consented to in writing by Buyer; or (v) owning, managing, financing or otherwise being involved in the Excluded Business.

Section 4.5    Public Announcements. Each Party will, and will cause its Affiliates and Representatives (including in the case of Buyer following Closing, the Company and each Acquired Subsidiary) to, maintain the confidentiality of the material terms of this Agreement and will not, and will cause its Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to the economic terms of the transactions contemplated by this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may, without the prior consent of the other Party, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or by the rules of any applicable self-regulatory organization, in which event such Party will use commercially reasonable efforts to allow the other Party reasonable time to comment on such press release or public announcement in advance of its issuance.

Section 4.6    Employee Benefit Matters.

(a)From and after the Closing Date, Buyer may, and may cause the Company and each Acquired Subsidiary to, maintain all employees on the Company’s current Employee Benefit Plans until such time as Buyer, in its sole discretion, elects to integrate such employees to Buyer’s employee benefit plans (the “New Plans”). From and after the Closing Date, Buyer will, and will cause the Company and each Acquired Subsidiary to, grant all employees credit for any service with the Company or any Acquired Subsidiary earned prior to the Closing Date: (a) for eligibility and vesting purposes; and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program or Contract that may be established or maintained by Buyer, the Company or any Acquired Subsidiary on or after the Closing Date (the “New Plans”). Employees will not be eligible for Buyer’s closed retiree health program, the Buyer’s closed pension plan, or the Buyer’s defined contribution plan. Buyer will: (i) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any New Plan. Nothing contained herein, express or implied, is intended to confer upon any employee of the Company or any Acquired Subsidiary any right to continued employment for any period.

(b)Sellers shall bear the cost (either through a reduction in cash resulting from a pre-Closing payment or the accrual of a liability that is taken into account in calculating the Final Closing Date Net Working Capital) of any severance owed to any Company employee not listed on Exhibit 4.6 whose employment (with the Company or any Acquired Subsidiary) terminates prior to the Closing Date. Buyer and Sellers shall each bear fifty percent (50%) of the severance cost of any employee listed on Exhibit 4.6 under the heading entitled “Designated Employees” (each a “Designated Employee”) whose employment (with the Company, any Acquired Subsidiary or any entity established to operate the Excluded Business) terminates prior to, on or after the Closing Date. Buyer shall bear the cost of any severance owed to any employee of the Company or any Acquired Subsidiary that is not a Designated Employee whose employment terminates on or after the Closing Date; provided, however, to the extent that any employees listed on Schedule 2.6(f) that are not Designated Employees are terminated by the Company or any Acquired Subsidiary during the 120-day period following the Closing Date, then Sellers will pay Buyer an amount equal to: (i) fifty percent (50%) of the first $50,000 of the aggregate severance costs paid to such terminated employees and (ii) twenty-five percent (25%) of the next $50,000 of the aggregate severance cost paid to such terminated employees. For the avoidance of doubt, in no event will the aggregate amount required to be paid to Buyer by Sellers pursuant to (i) and (ii) above exceed $37,500. Notwithstanding the foregoing or anything else contained herein to the contrary, Sellers shall have no obligations under this Section 4.6(b) to pay all or any portion of, or to reimburse Buyer for all or any portion of, any severance costs paid or payable to any employee listed on Exhibit 4.6 under the heading entitled “DPS Employees” (each a “DPS Employee”) whose employment with the Company or any Acquired Subsidiary is terminated. Buyer and Sellers agree that any Designated Employee that is terminated prior to, on or after the Closing Date and any employee of the Company or any Acquired Subsidiary that is not a Designated Employee and that is terminated after the Closing Date shall, in each case, receive 2 weeks’ severance pay for every year of service (with a maximum amount of six months of severance pay) upon such employee’s termination.
(c)The Parties hereby agree that no provision of this Section 4.6 is intended to, and that no such provision does, confer upon any Person other than the Parties any right to or remedies hereunder, including the right to enforce any obligations of any Party contained herein. Nothing in this Agreement, express or implied, will be construed to prevent a Party or any of its Affiliates (including the Company and the Acquired Subsidiaries) from: (i) terminating, or modifying the terms of employment of, any employees of the Company or any Acquired Subsidiary; or (ii) terminated or modifying to any extent any Employee Benefit Plan, New Plan, or Assigned Welfare Benefits or any other employee benefit plan, program, agreement or arrangement that any Party or any of its Affiliates (including the Company and the Acquired Subsidiaries) may establish or maintain. Nothing in this Agreement will be construed as an amendment to any Employee Benefit Plan, New Plan or Assigned Welfare Benefit or any other compensation or benefit plans maintained for or provided to directors, officers, employees or independent contractors of Buyer, the Company or any Acquired Subsidiary prior to or following the Closing Date.

Section 4.7    Assignment of Rights; Reimbursement. To the extent a Seller or Sellers indemnify a Buyer Indemnified Party with respect to any Adverse Consequences under Article 7, each Buyer Indemnified Party will, as a condition to indemnification, assign to the applicable Seller or Sellers to the fullest extent allowable its rights and causes of action against other Persons with respect to the matter giving rise to indemnification, or in the event assignment is not permissible, allow the applicable Seller or Sellers to pursue such claim, at his or its expense, in the name of any Buyer Indemnified Party. The applicable Seller or Sellers will be entitled to retain all recoveries for its own account made as a result of any such action. Buyer will cause each Buyer Indemnified Party and its respective Affiliates to provide reasonable assistance to the applicable Seller or Sellers in prosecuting any such claim, including making its Books and Records relating to such claim available to the applicable Seller or Sellers and their Representatives and making its employees available for interview, testimony and similar assistance. If any Buyer Indemnified Party recovers from another Person any part of a claim that has previously been paid a Seller or Sellers pursuant to Article 7,

Buyer will cause such Buyer Indemnified Party to promptly remit such amounts to the applicable Seller or Sellers, without regard to the time limitations described in Section 9.1.

Section 4.8    Records Retention. Buyer will preserve in accordance with its normal documentation program, the pre-Closing Books and Records of the Company and each Acquired Subsidiary. After the Closing Date, Buyer will provide Sellers and their Representatives with reasonable access during normal business hours to pre-Closing Books and Records of the Company and each Acquired Subsidiary, and Sellers and their Representatives will have the right to make copies of such pre-Closing Books and Records at their expense.

Section 4.9    Certain Tax Matters.

(a)Straddle Period Taxes. For purposes of this Agreement, the portion of Taxes attributable to the income, property or operations of the Company and the Acquired Subsidiaries for any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that begins before the Closing Date and ends on and includes the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins the day after the Closing Date and ends at the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 4.9(a). The portion of Taxes attributable to a Pre-Closing Straddle Period will: (i) in the case of any income, sales or use taxes, value-added taxes, employment taxes, withholding taxes and any other Tax based on or measured by income, business activity, receipts or profits earned during a Straddle Period, be deemed to equal the amount that would be payable if the Straddle Period ended on and included the Closing Date; and (ii) in the case of personal property, real property, ad valorem and other Taxes of the Company and each Acquired Subsidiary imposed on a periodic basis during a Straddle Period, be deemed to be the amount of the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in such Straddle Period. The portion of Taxes attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.
(b)Tax Returns
i.Except as provided in Section 4.9(f) with respect to Transfer Taxes, Sellers will prepare or cause to be prepared and file or cause to be filed, all Tax Returns of the Company and each Acquired Subsidiary with respect to any Pre-Closing Period (the “Pre-Closing Period Returns”) having a due date (taking into account valid extensions) on or before the Closing Date. The Pre-Closing Period Returns prepared and filed by the Sellers will be prepared and filed in a manner that is consistent with the prior practice of the Company and any Acquired Subsidiary, as applicable, (including prior Tax elections and accounting methods or conventions made or utilized by the Company or any such Acquired Subsidiary), except as required by Law. Buyer will prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company and each Acquired Subsidiary, including the Straddle Period Returns. Buyer will prepare and file the Straddle Period Returns and the Pre-Closing Period Returns that it is required to file pursuant to this Section 4.9(b)(i) in a manner that is consistent with the prior practice of the Company and any Acquired Subsidiary, as applicable, (including prior Tax elections and accounting methods or conventions made or utilized by the Company or any such Acquired Subsidiary), except as required by Law. Buyer will deliver all Straddle Period Returns and Pre-Closing Period Returns that it is required to file pursuant to this Section 4.9(b)(i) to Sellers for review and comment at least 30 days prior to the due date (including valid extensions) for filing such Tax Returns (except where such 30-day period is not practical, in which case as soon as practical). Within 15 days of receiving a draft of such Tax Return (except where such 15-day period is not practical, in which case as soon as practical), Sellers may provide written comments to Buyer. The Parties will attempt to resolve any dispute through direct good-faith negotiation subject to the dispute resolution procedures of Section 4.9(g). In no event will the provision of comments by Sellers prevent Buyer from timely filing any such Tax Return; provided, however, that in the event that the Accounting Firm has not yet resolved any such Tax Dispute prior to the deadline for filing such Tax Return (including any extensions), Buyer will be entitled to file such Tax Return (or amendment) as prepared by Buyer subject to amendment to reflect the resolution when rendered by the Accounting Firm. Unamortized debt financing costs, change of control bonus payments (including those included in the definition of Seller Transaction Expenses) and any other amounts payable by or on behalf of the Company or any Acquired Subsidiary in connection with the transactions contemplated by this Agreement, to the extent permitted by applicable Law to be deducted for income Tax purposes on Straddle Period Returns or Pre-Closing Period Returns and to the extent paid or accrued by the Company or any Acquired Subsidiary and included in the calculation of the Final Closing Date Net Working Capital (or in the Closing Date Seller Transaction Expenses), will be reported on such returns as income Tax deductions of the Sellers for the Tax year (or portion thereof) that ends on or includes the Closing Date and will not be reported on any income Tax Return of Buyer.
ii.Buyer will not (and will not allow the Company or any Acquired Subsidiary to): (A) file any Pre-Closing Period Returns required to be prepared and filed by Sellers pursuant to Section 4.9(b)(i) or (B) amend any Pre-Closing Period Returns or any Straddle Period Returns required to be prepared and filed by Buyer pursuant to Section 4.9(b)(ii), or make or amend any material claim, disclaimer or election in respect of Taxes for any Pre-Closing Period or Straddle Period, without the prior written consent of Sellers.
(c)Tax Refunds and Reductions of Tax. Following Closing, any Pre-Closing Tax Refunds that are received or applied by the Company, any Acquired Subsidiary, Buyer or their respective Affiliates will be for the account of Sellers to the extent such Pre-Closing Tax Refund was not taken into account (and to the extent not taken into account) in calculating Closing Date Pre-Closing Tax Refunds or any adjustments thereto, and Buyer or its Affiliates (as applicable) will, or will cause the Company or the applicable Acquired Subsidiary to, pay over to Sellers any such Pre-Closing Tax Refund within 15 days after receipt or application thereof.
(d)Cooperation. The Parties will and will cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Tax Return of the Company or any Acquired Subsidiary or otherwise relating to the transactions contemplated hereby (including signing any Tax Return), any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liabilities for Taxes of the Company or any Acquired Subsidiary. Such assistance will include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and will include providing copies of relevant Tax Returns and supporting material. The Parties and their respective Affiliates will retain for the full period of any statute of limitations, and upon reasonable request will provide the other Party with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.
(e)Audits. If any Taxing Authority issues to the Company, any Acquired Subsidiary, Buyer or any of their respective Affiliates a written notice of its intent to audit, examine or conduct a Proceeding, a written notice of its determination of an objection to an assessment with respect to Taxes or Tax Returns of the Company or any Acquired Subsidiary for a Pre-Closing Period or a Straddle Period, or a written notice or inquiry with respect to any Taxes or the filing of a Tax Return in each case, for which Sellers may be liable pursuant to Article 7 (a “Tax Claim”), Buyer will notify Sellers of such Tax Claim within two Business Days following receipt; provided, however, that the failure of Buyer to notify Sellers of its receipt of a Tax Claim within two Business Days will not relieve Sellers from liability pursuant to Article 7 except to the extent Sellers are prejudiced as a consequence of such failure. Sellers will control any Tax Claim and any other matter with respect to a Pre-Closing Period of the Company or any Acquired Subsidiary (a “Sellers’ Tax Contest”), provided that Buyer, at its sole cost and expense, will have the right to participate in Sellers’ Tax Contest and provided further that Sellers will provide Buyer with a copy of the final resolution of Sellers’ Tax Contest. Buyer will control any Tax Claim that is not a Sellers’ Tax Contest (a “Buyer’s Tax Contest”), provided that Sellers, at Sellers’ sole cost and expense, will have the right to participate in any Buyer’s Tax Contest that relates to a Straddle Period. The Party controlling a Tax Claim described in the preceding two sentences will not agree to settle such Tax Claim if such settlement could affect the Tax liability of the other Party without the prior written consent of such other Party, which consent will not be unreasonably withheld, conditioned or delayed, provided that if any Party (the “First Party”) reasonably withholds consent for a settlement, the other Party (the “Second Party”) will be entitled to enter into such settlement without the consent of the First Party so long as the Second Party agrees to indemnify the First Party for any adverse Tax consequences suffered by the First Party as a result of such settlement.
(f)Transfer Taxes. All transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, valued-added, and other similar Taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto, and any interest in respect of such additions or penalties, imposed or assessed as a result of the transactions contemplated by this Agreement (“Transfer Taxes”), will be paid promptly by Buyer when due. Any Tax Returns that must be filed in connection with Transfer Taxes will be prepared by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will use its reasonable best efforts to provide such Tax Returns to the other Party at least 10 Business Days prior to the date such Tax Returns are due to be filed. Buyer and Sellers will cooperate in the timely completion and filing of all such Tax Returns. Any Transfer Taxes resulting from any subsequent increase in Purchase Price will be borne by Buyer in accordance with the provisions of this Section 4.9(f). Any payments made under this Section 4.9(f) will be accounted for as an adjustment to the Purchase Price to the extent permitted by applicable Law.
(g)Procedures. Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising out of or relating to this Section 4.9 (a “Tax Dispute”) that the Parties using reasonable best efforts are not able to resolve through direct good-faith negotiation, will be resolved in accordance with the procedures set forth in this Section 4.9(g). If there has been no resolution of the Tax Dispute after direct negotiation, then any Party may seek resolution of the Tax Dispute through binding arbitration administered by tax experts of the Accounting Firm. The place of the arbitration will be Chicago, Illinois. The Accounting Firm will be instructed to resolve the Tax Dispute and such resolution will be: (A) set forth in writing and signed by the Accounting Firm, (B) delivered to each Party as soon as practicable after the Tax Dispute is submitted to the Accounting Firm but no later than the 15th day after the Accounting Firm is instructed to resolve the Tax Dispute, (C) made in accordance with this Agreement, and (D) absent manifest error, final, binding and conclusive on each Party. The fees and expenses of the Accounting Firm will be paid by the non-prevailing Party as determined by the Accounting Firm. The Accounting Firm will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items, but within the range of the differences between the Parties. Each Party will provide the Accounting Firm with all Books and Records in its possession relevant to the determinations to be made by it. Neither Party will, and each Party will cause its Affiliates and Representatives not to, meet or discuss any substantive matters with the Accounting Firm without the other Party and its Representatives present or having the opportunity following at least three Business Days’ notice to be present, either in person or by telephone. The Accounting Firm will have the power to require a Party to provide to it such Books and Records and other information it deems relevant to the resolution of the Tax Dispute, and to require a Party to answer questions that it deems relevant to the resolution of the Tax Dispute. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to each Party. All disputes with respect to any Tax Dispute will be resolved exclusively by the Accounting Firm.

(h)Conduct Pending Closing Regarding Taxes. Without the prior written consent of Buyer, between the date of this Agreement and Closing, Sellers will not, and will cause the Company and each Acquired Subsidiary not to, make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing Contract, settle any Tax Claim relating to the Company or a Acquired Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim relating to the Company or any Acquired Subsidiary or take any other action relating to the filing of any Tax Return or the payment of any Tax if such election, adoption, change, amendment, Contract, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or a Acquired Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company or a Acquired Subsidiary existing on the Closing Date.
(i)No Section 338 Elections. Buyer will make no election under Code Section 338 or any similar Law in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.10    Mutual Releases

(a)Effective upon Closing, each Seller, on behalf of itself and its Affiliates, Representatives, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges the Company and each Acquired Subsidiary and its successors and assigns from any and all rights, claims, debts, liabilities, causes of action, obligations and Adverse Consequences of any nature or kind, whether known or unknown, matured or contingent and whether arising in Law, in equity or otherwise, or based upon facts, circumstances or occurrences existing on or prior to Closing, including rights and claims arising under any Contracts existing prior to Closing between such Seller and the Company or any Acquired Subsidiary; provided, however, that the foregoing release does not cover: (i) accrued but unpaid compensation for employment services and vested benefits under any Employee Benefit Plan (if applicable), (ii) claims or rights arising under any Transaction Document or (iii) obligations described in Section 2.2(c)(ii).
(b)Effective upon Closing, each of Buyer, the Company and each Acquired Subsidiary on behalf of itself and its Affiliates, Representatives, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges each Seller, each Company Subsidiary that is not an Acquired Subsidiary and their respective Affiliates, Representatives, heirs, legal representatives, successors and assigns from any and all rights, claims, debts, liabilities, causes of action, obligations and Adverse Consequences of any nature or kind, whether known or unknown, matured or contingent and whether arising in Law, in equity or otherwise, or based upon facts, circumstances or occurrences existing on or prior to Closing, including rights and claims arising under any Contracts existing prior to Closing between a Seller and the Company or any Acquired Subsidiary; provided, however, that the foregoing release does not cover claims or rights arising under any Transaction Document.

Section 4.11    Sellers’ Representative.

(a)Sellers hereby irrevocably make, constitute and appoint Raun D. Lohry (the initial “Sellers’ Representative”) as their true and lawful attorney-in-fact with full power of substitution to do on behalf of Sellers any and all things, including executing any and all documents, which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including: (i) receiving and disbursing payments to be made hereunder; (ii) receiving notices and communications pursuant to this Agreement and the other Transaction Documents; (iii) administering this Agreement and the other Transaction Documents, including the resolution of any disputes or claims; (iv) making determinations to settle any dispute as to the calculation of the Purchase

Price; (v) resolving, settling or compromising claims for indemnification asserted against Sellers pursuant to Article 7; (v) agreeing to waivers of conditions and obligations under this Agreement and the other Transaction Documents; and (vi) asserting claims for indemnification under Article 7 and resolving, settling or compromising any such claim.
(b)If Sellers’ Representative is of the opinion that he requires further authorization or advice from Sellers on any matters concerning this Agreement, Sellers’ Representative is entitled to seek such further authorization from Sellers prior to acting on their behalf. In such event and on any other matter requiring or permitting Sellers to vote in this Section 4.11, each Seller will have a number of votes equal to the Shares owned by that Seller immediately prior to Closing and the authorization of a majority of such Shares will be binding on all Sellers and will constitute authorization by all Sellers.
(c)Buyer will be fully protected in dealing with Sellers’ Representative with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and may rely upon the authority of Sellers’ Representative to act as the agent of Sellers for all purposes under this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Any payment by Buyer to Sellers’ Representative under this Agreement or any other Transaction Document will be considered a payment by Buyer to Sellers. The appointment of Sellers’ Representative is coupled with an interest and will be irrevocable by any Seller in any manner or for any reason. This power of attorney will not be affected by the disability or incapacity of the principal pursuant to any applicable Legal Requirement. Sellers’ Representative will have no individual liability to Buyer under this Agreement arising from his actions as Sellers’ Representative.
(d)If at any time there is more than one Sellers’ Representative, any act of Sellers’ Representative will require the act of a majority of Sellers’ Representatives which shall be binding upon all the Sellers and Sellers’ Representatives, and upon such act by a majority of Sellers’ Representatives, Buyer shall, in reliance thereon, be entitled to all benefits and protections of Section 4.11(c) as though such act were the unanimous act of all the Sellers’ Representatives. Any Sellers’ Representative may resign from his capacity as a Sellers’ Representative at any time by written notice delivered to the other Sellers and to Buyer. If at any time there is no person acting as a Sellers’ Representative for any reason, Sellers will promptly designate a new Sellers’ Representative and notify Buyer in writing of such determination. Following the time that Buyer is notified that there is no Sellers’ Representative and until such time as a new Sellers’ Representative is designated as provided herein and Buyer is so notified in writing, Sellers will collectively act as Sellers’ Representative, with decisions made in the manner specified in Section 4.11(b).
(e)Raun D. Lohry, as the initial Sellers’ Representative, acknowledges that he has carefully read and understands this Section 4.11, hereby accepts such appointment and designation, and represents that he will act in his capacity as Sellers’ Representative in compliance with and conformance to the provisions of this Section 4.11.
(f)Sellers’ Representative will not be liable to Sellers for any error of judgment or any act done or action taken or omitted by him in good faith or for any mistake in fact or Law, or for anything that he may do or refrain from doing in connection with this Agreement or the other Transaction Documents, except for his own bad faith or willful misconduct. Sellers’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the other Transaction Documents or his duties hereunder or thereunder, and he will incur no liability to Sellers and will be fully protected with respect to any action taken, omitted or suffered by him in good faith in accordance with the opinion of such counsel.
(g)Any expenses incurred by Sellers’ Representative in connection with the performance of his duties under this Agreement (including any fees and expenses of legal counsel retained by Sellers’ Representative) will not be the personal obligations of Sellers’ Representative but will be payable and will be promptly paid or reimbursed first from the Sellers’ Representative Expense Funds and thereafter by Sellers pro rata in accordance with their respective Pro Rata Shares.

Section 4.12    Termination of Shareholder Agreement. Sellers hereby agree that the Shareholder Agreement, and all rights and obligations thereunder, will be terminated without further action effective immediately prior to Closing.

Section 4.13    Real Property and Environmental Buyout Transaction Matters.

(a)Prior to Closing, Buyer shall obtain commitments to issue owner’s title insurance policies in the amounts of the fair market values of, and insuring good and marketable fee simple title to the Owned Real Property and the Headquarters, which policies (i) shall not contain standard survey exceptions (ii) shall not be subject to any Encumbrance (other than Permitted Encumbrances) and (iii) will include zoning endorsements. Sellers shall be responsible for all costs and expenses related to the obtaining of such owner’s title insurance policies and zoning endorsements, and Buyer shall be responsible for all costs and expenses related to surveys that are required in order to obtain such title commitments; provided, however, that if any costs and expenses related to surveys are paid by Sellers (or the Company or any Acquired Subsidiary), then Buyer shall promptly reimburse Sellers for the amount of such costs and expenses paid by Sellers (or the Company or any Acquired Subsidiary).
(b)Buyer will use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, all things necessary, proper or advisable to complete the Phase I environmental studies and investigations of the Owned Real Property and the Leased Real Property in the most expeditious manner practicable. In addition, (i) if Buyer reasonably determines, based on adverse developments identified in the results of the Phase I environmental studies and investigations, that Phase II environmental studies and investigations of any of the Owned Real Properties or the Leased Real Properties are necessary or (ii) if Phase II environmental studies and investigations of any of the Owned Real Properties or the Leased Real Properties are required by third Persons in order to obtain insurance coverage for the environmental representations and warranties contained in Article 2 or to in order to obtain the coverage contemplated in connection with any environmental buyout transaction, then Buyer will use its commercially reasonable efforts to take or cause to be take all actions and to do or cause to be done, all things necessary, proper or advisable to complete any such Phase II environmental audits in the most expeditious manner practicable. In furtherance of the foregoing, Sellers will (and will cause the Company and the Acquired Subsidiaries to) cooperate in a commercially reasonable manner with Buyer and its representatives in connection with the Phase I, any Phase II environmental studies and investigations described above, including using its commercially reasonable efforts to take or cause to be taken all actions reasonably requested by Buyer or its representatives that are necessary in order to allow such Phase I and, if applicable, any Phase II environmental studies and investigations to be completed in an expeditious manner.

Article 5

Conditions To Obligation To Close

Section 5.1    Conditions to Obligation of Buyer. Buyer’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Buyer in its sole discretion, in whole or in part):

(a)Without regard to any reference to “Company Material Adverse Effect” or other materiality qualification contained therein, the representations and warranties set forth in Article 2 of this Agreement, individually and collectively, must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if made again on the Closing Date, except: (i) for any representation or warranty made as of a specific date or for a particular period, which must be accurate as of such specific date or for such particular period, and (ii) as would not reasonably be expected to have, individually or collectively, a Company Material Adverse Effect;
(b)Sellers must have performed and complied in all material respects with their covenants and obligations under this Agreement required to be performed or complied with prior to Closing;
(c)No Company Material Adverse Effect must have occurred;
(d)Sellers or the Sellers’ Representative must have delivered to Buyer, in a form reasonably acceptable to Buyer, (i) a certificate dated as of the Closing Date certifying that the conditions set forth in Sections 5.1(a) and (b) have been satisfied and (ii) the resignation of the applicable Sellers as directors and officers of the Company and the Acquired Subsidiaries;
(e)There must not be any non-appealable Order outstanding or Law enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement;
(f)The authorizations, consents and approvals set forth on Exhibit 5.1(f) must have been received; and
(g)The Company must have divested of all of the Excluded Assets and otherwise consummated the Separation Transactions.

Section 5.2    Conditions to Obligation of Sellers. Sellers’ obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Sellers at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):
(a)The representations and warranties set forth in Article 3 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made again on the Closing Date, except for any representation or warranty made as of a specific date or for a particular period, which must be accurate in all material respects as of such specific date or for such particular period;
(b)Buyer must have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed or complied with by it prior to Closing;
(c)Buyer must have delivered to Sellers, in a form reasonably acceptable to Sellers, a certificate dated as of the Closing Date certifying that the conditions set forth in Sections 5.2(a) and (b) have been satisfied; and
(d)There must not be any non-appealable Order outstanding or any Law enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement.

Article 6

Termination

Section 6.1    Termination Events. This Agreement may be terminated by mutual written consent of Buyer and Sellers’ Representative or by written notice given before or at Closing:
(a)By Buyer or Sellers (acting through Sellers’ Representative), if a breach has been committed by the other Party that would constitute a failure of a condition contained in Article 5 if such breach had been committed immediately prior to Closing and such breach has not been waived or cured, to the reasonable satisfaction of the non-breaching Party, within 20 days following receipt of written notice;
(b)By Buyer or Sellers (acting through Sellers’ Representative), if Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 15, 2015 or such later date as Buyer and Sellers may agree in writing; or
(c)At any time by Buyer or Sellers (acting through Sellers’ Representative), if: (i) any Governmental Body has issued a final non-appealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) a Law is enacted after the date of this Agreement preventing the consummation of the transactions contemplated by this Agreement.
Section 6.2    Effect of Termination. If this Agreement is properly terminated pursuant to Section 6.1: (a) all further obligations of the Parties to consummate the transactions contemplated by this Agreement and all obligations of the Parties under this Agreement will terminate, except that those set forth in Section 9.8 and the last sentence of Sections 4.2 and 4.13(a) will survive any termination; (b) there will be no liability or obligation on the part of a Party, except with respect to any breach of the last sentence of Section 4.2 and 9.8 or any willful or bad faith breach of any provision of this Agreement; and (c) each Party irrevocably waives and releases any other claim which may otherwise exist upon such termination. The Parties acknowledge and agree that the failure of Buyer to deliver the Closing Cash Payment to Sellers when required by terms of this Agreement will be a willful breach of this Agreement by Buyer.

Article 7

Indemnification

Section 7.1    Indemnification and Reimbursement by Sellers.

(a)Subject to the limitations and procedures of this Article 7, Sellers, jointly and severally, will indemnify Buyer, its Affiliates and their respective Representatives (“Buyer Indemnified Parties”), and will reimburse Buyer Indemnified Parties, for all Adverse Consequences to the extent caused by: (i) a breach by of any representations and warranties set forth in Article 2 (other than Sections 2.1(b)-(c) (Capitalization; Ownership) and 2.11(a) (Authorization and Enforceability) of Article 2); (ii) a breach by Sellers of their covenants or agreements in this Agreement (other than the covenants and agreements of Sellers set forth in Section 4.4); or (iii) the Separation Transactions, any Excluded Asset or any Excluded Liability (in each case other than those taken into account (and to the extent taken into account) in calculating the Purchase Price and/or any adjustments thereto.
(b)Subject to the limitations and procedures of this Article 7, each Seller will severally, but not jointly, in an amount equal to such Seller’s Pro Rata Share will indemnify Buyer Indemnified Parties, and will reimburse Buyer Indemnified Parties, for all Adverse Consequences to the extent caused by (i) a breach by such Seller of his or its representations and warranties set forth in Sections 2.1(b)-(c) (Capitalization; Ownership) or 2.11(a) (Authorization and Enforceability); (ii) a breach by such Seller of his or its covenants or agreements set forth in Section 4.4; or (iii) any Pre-Closing Taxes not yet due and payable as of the close of business on the Closing Date.

Section 7.2    Indemnification and Reimbursement by Buyer. Buyer will indemnify Sellers, their respective Affiliates (including any Company Subsidiary that is not an Acquired Subsidiary) and their respective Representatives (the “Seller Indemnified Parties”), and will reimburse the Seller Indemnified Parties, for all Adverse Consequences to the extent caused by a breach by Buyer of its representations, warranties, covenants or agreements in this Agreement.

Section 7.3    Certain Limitations.

(a)Deductible; Claim Threshold. Sellers will have no liability under Section 7.1(a)(i) with respect to breaches of the representations and warranties set forth in Article 2 until the aggregate amount of all Adverse Consequences incurred or suffered by the Buyer Indemnified Parties caused by breaches of the representations and warranties set forth in Article 2 taken as a whole exceed $600,000 (the “Deductible”), and then only for the amount of Adverse Consequences in excess of the Deductible, provided, however, that the Deductible will not apply to (i) claims for breaches of representations and warranties in Sections

2.1(b)-(c) (Capitalization; Ownership), 2.4 (Taxes), 2.11(a) (Authorization and Enforceability), 2.15 (Broker’s Fees), (ii) for actual fraud by Sellers in connection with the negotiation or execution of this Agreement or (iv) for any liability arising from the Separation Transactions, the Excluded Business, any Excluded Asset or any Excluded Liability.
(b)Cap. Sellers’ aggregate maximum liability under Section 7.1(a)(i) with respect to breaches of the representations and warranties set forth in Article 2 will not exceed $1,215,000 (the “Cap”); provided, however, that notwithstanding the foregoing, (i) upon satisfaction of the Cap, Sellers will have incremental maximum liability in excess of the Cap of up to $600,000 solely with respect to claims for breaches of the representations and warranties in Sections 2.1(b)-(c) (Capitalization; Ownership), 2.11(a) (Authorization and Enforceability) and 2.15 (Broker’s Fees) and (ii) the Cap will not apply to Adverse Consequences arising from (1) Section 2.4 (Taxes), (2) actual fraud by Sellers in connection with the negotiation or execution of this Agreement or (3) the Separation Transactions, the Excluded Business, any Excluded Asset or any Excluded Liability.
(c)Materiality. Solely for purposes of calculating the amount of any Adverse Consequences related to a breach of any representation or warranty set forth in Article 2 (but not for purposes of determining whether there has been a breach of any such representation or warranty), any representation or warranty that is qualified in scope as to materiality, Company Material Adverse Effect, or similar materiality qualifications will be deemed to be made or given without such materiality qualification, except any materiality qualification set forth in (i) Section 2.5(a)(i), Section 2.12 and in the definitions of “Permitted Encumbrance,” “Material Contract” and “Other Intellectual Property Assets” or (ii) any other representation or warranty which requires disclosure of lists or items of a material nature or above a specified threshold, in the case of each of (i) and (ii), as to which this Section 7.3(c) will not apply.
(d)Additional Limitations.
i.No Person will be entitled to be indemnified with respect to any claim or Adverse Consequence to the extent that the matter that is the subject of the claim or such Adverse Consequence was taken into account in determining or calculating Final Closing Date Net Working Capital or was raised and resolved by agreement of the Parties or through the dispute resolution procedures described in Section 1.3 in connection with determining Final Closing Date Net Working Capital. No Person will be entitled to be indemnified for an amount pertaining to Adverse Consequences to the extent such amount was included in the calculation of Closing Date Debt, Closing Date Seller Transaction Expenses, Closing Date Pre-Closing Taxes or Closing Date Pre-Closing Tax Refunds for purposes of the calculation of the Closing Cash Payment nor shall such amounts be included in determining whether the Cap has been met. No Party will be obligated to indemnify a Person with respect to any claim that relates to any Adverse Consequence resulting from the passing of or change in any Law or any accounting policy, principle or practice after the Closing Date or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date. The Buyer Indemnified Parties will not be entitled to indemnification for any Adverse Consequences resulting from a Buyer Indemnified Party taking a position with respect to a Tax Return of the Company or any Acquired Subsidiary that was required to be filed on or before Closing that is inconsistent with a position taken on or with respect to such Tax Return, including the position that no Tax Return was required to be filed, unless the position taken on or with respect to such Tax Return did not comply with applicable Law at the time such Tax Return was required to be filed.
ii.The Buyer Indemnified Parties will not be entitled to indemnification under this Article 7 for Adverse Consequences to the extent caused or aggravated by acts or omissions of any Buyer Indemnified Party following the Closing Date that are grossly negligent, willfully intended to cause liability hereunder, or in violation of this Agreement or applicable Law.
iii.No Party will be required to indemnify any Buyer Indemnified Party or Seller Indemnified Party (as applicable) with respect to a breach of a representation or warranty if the facts, circumstances or events constituting the breach were known by any Buyer Indemnified Party or Seller

Indemnified Party, as the case may be, prior to the date of this Agreement, provided that the disclosure thereof would have enabled such Party not to disclose pursuant to the provisions of Article 5.
iv.Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, Sellers will not be required to indemnify a Buyer Indemnified Party for any Adverse Consequences relating to any environmental matters, including any Adverse Consequences relating to matters disclosed in the Disclosure Schedule, any Environmental Liabilities and any Adverse Consequences arising from any Environmental Conditions; Buyer has assumed all risks associated with environmental matters in consideration of a negotiated reduction in the Purchase Price.

Section 7.4    Indemnification Procedures.

(a)Third-Party Proceedings.
i.Promptly after receipt by a Person entitled to be indemnified under this Article 7 (an “Indemnified Party”) of notice of the commencement of a Proceeding against him, her or it, such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Article 7, give prompt notice to the Indemnifying Party of the commencement of such Proceeding. Such notice will identify the matter for which indemnification is sought, state the estimated amounts of the claim if then reasonably determinable and state the basic facts underlying the claim to the extent then known. The failure to timely notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party except to the extent that the defense of such Proceeding was prejudiced by the Indemnified Party’s failure to provide timely notice.
ii.The Indemnifying Party will be entitled to participate in any Proceeding with respect to which indemnification has been or will be sought hereunder and, to the extent that the Indemnifying Party wishes, to assume the defense of such Proceeding. Following an assumption of defense by an Indemnifying Party hereunder (A) the Indemnifying Party will have no liability for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with such Proceeding and (B) if a Seller or the Sellers are the Indemnifying Party, any costs, expenses and Adverse Consequences incurred in connection with such Proceeding will be satisfied solely from the Escrow Funds in the applicable Escrow Account and not directly from such Seller or Sellers, as applicable, and the Parties will execute and deliver to the Escrow Agent any written instructions necessary to disburse the Escrow Funds to satisfy the same. If an Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of the underlying claims may be effected by it without the Indemnified Party’s consent (which will not be unreasonably withheld, delayed or conditioned), unless the sole relief provided is monetary damages that are paid in full or otherwise provided for by the Indemnifying Party concurrently with the compromise or settlement. If an Indemnifying Party assumes the defense of a Proceeding, the Indemnified Party will not settle such Proceeding without the prior written consent of the Indemnifying Party; provided, however, that the Indemnified Party will have the right to settle any such Proceeding without the prior written consent of the Indemnifying Party if the Indemnified Party first waives any right to indemnity under this Agreement with respect to such Proceeding or any related matter. Without impairing an Indemnified Party’s right to seek indemnification, if an Indemnifying Party does not elect to assume the defense of a Proceeding, the terms of any settlement of such Proceeding by the Indemnified Party (including with respect to the amount of any Adverse Consequences or any purported admissions or facts or other matters stipulated to in connection with such settlement) will not be binding on an Indemnifying Party for purposes of such Indemnifying Party’s indemnification obligations hereunder unless the Indemnifying Party consents to such settlement in writing or if indemnification is imposed upon such

Indemnifying Party pursuant to a final order entered in a Proceeding before a court of competent jurisdiction.
iii.The assumption of the defense of any Proceeding by an Indemnifying Party will not constitute an admission of responsibility to indemnify or in any manner impair or restrict that Indemnifying Party’s rights to later seek to be reimbursed for its costs and expenses if indemnification with respect to such Proceeding was not required. An Indemnifying Party may elect to assume the defense of a Proceeding at any time during its pendency, even if initially the Indemnifying Party did not elect to assume such defense, so long as the assumption of such defense at such later time would not materially and irreparably prejudice the rights of the Indemnified Party. If an Indemnifying Party elects to assume the defense of a Proceeding but subsequently determines in good faith that indemnification with respect to such Proceeding is not required under this Article 7, such Indemnifying Party may elect to transfer the defense back to the Indemnified Party in a manner that would not materially and irreparably prejudice the rights of the Indemnified Party.
iv.Except to the extent it would cause a waiver of a privilege, each Party will make available to the other Party and the other Party’s Representatives all of its Books and Records and, as applicable, employees relating to a third-party Proceeding, and each Party will render to the other assistance as may be reasonably required in order to insure the proper and adequate defense of such third-party Proceeding.
(b)Other Claims. A claim for indemnification for any matter not involving a third-party Proceeding must be asserted by written notice to Buyer, if indemnification is sought against Buyer, or to the applicable Seller or Sellers (or the Sellers’ Representative), if indemnification is sought against a Seller or Sellers, as applicable, identifying the matter for which indemnification is sought, the estimated amounts of the claim if then reasonably determinable and the basic facts underlying the claim to the extent then known.

Section 7.5    Source of Payment. Any Adverse Consequences recoverable by a Buyer Indemnified Party under this Article 7 will first be recovered from the Escrow Funds and then from the applicable Seller or Sellers, in each case pursuant to the terms and subject to the limitations set forth in this Agreement (including the Deductible and the Cap); provided, however, this Section 7.5 shall not apply with respect to Adverse Consequences that constitute Specified Environmental Losses, which shall be recoverable by the Buyer Indemnified Parties solely to the extent permitted pursuant to the terms and conditions of, and solely and exclusively in the manner and from the sources contemplated under, Section 7.3(e).

Section 7.6    Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 7 will be accounted for as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 7.7    Exclusive Remedy. Except for a Party’s right to seek specific performance or other equitable relief, this Article 7 constitutes the sole and exclusive remedy of each Party, its Affiliates and their respective Representatives with respect to any matters arising under or with respect to this Agreement or relating to or arising from the transactions contemplated in this Agreement, and each Party hereby irrevocably waives from and after Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it may have or may in the future have against the other relating to the transactions contemplated by this Agreement.

Article 8

Definitions

For purposes of this Agreement, the following terms have the meanings specified in this Article 8:

“Accounting Firm” has the meaning set forth in Section 1.3(c).
“Acid Purchase Rebate Payment” means any rebate paid to the Company or any Acquired Subsidiary pursuant to the terms of those certain Contracts entered into by and between the Company and certain Company Subsidiaries, on the one hand, and PotashCorp and certain of its Affiliates, on the other hand, in respect of acid purchased by the Company and the Company Subsidiaries during the 12 month period ending on May 31, 2015.
“Acquired Subsidiaries” means, collectively, Nutra Flo Company, Nulex, Inc., Saber, Inc., Optic Fertilizer, Inc. and Kay Flo Services, Inc. (and each, individually, an “Acquired Subsidiary”).
“Adverse Consequence” means any loss, cost, liability or reasonable expense (including reasonable legal and other professional fees and costs), in each case net of any Tax Benefits and actual third party (including insurance) recoveries; provided, however, Adverse Consequence does not include: (a) diminution in value; (b) incidental or punitive damages, except to the extent any such Adverse Consequences are found by a court of competent jurisdiction to be owed to a third party; or (c) Adverse Consequences based on a “multiple of profits” or other similar damage calculation methodology.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by Contract or otherwise.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Applicable Contract” means any Contract in effect as of the date of this Agreement to which the Company or any Acquired Subsidiary is a party.
“Balance Sheet” has the meaning set forth in Section 2.2(a).
“Black Acid Retained Rebate Calculation Amount” means, with respect to any date of determination, an amount, expressed in tons, equal to (a) the total tons of black superphosphoric acid on hand at the Company and the Company Subsidiaries as of such date of determination (which, for the avoidance of doubt, shall include black superphosphoric acid contained in unsold finished products, raw black superphosphoric acid held in inventory, raw black superphosphoric acid inventory in transit, and finished product, shipped but not billed as of such date of determination), plus (b) the total tons of black superphosphoric acid purchased by the Company and the Acquired Subsidiaries from PotashCorp. and its Affiliates during the period from and after such date of determination to and including May 31, 2015.
“Books and Records” includes all data, documents, ledgers, databases, books, records, business plans, employee records, records of sales, customer and supplier lists, files, Contracts and Organizational Documents.
“Business” has the meaning set forth in the second paragraph of this Agreement.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Iowa.
“Buyer” has the meaning set forth in the first paragraph of this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Buyer Retained Acid Purchase Rebate Amount” means an amount equal to:

(a)	the Black Acid Retained Rebate Calculation Amount calculated as of the Determination Date, multiplied by (ii) thirty dollars ($30); plus

(b)	the Green Acid Retained Rebate Calculation Amount calculated as of the Determination Date, multiplied by thirty dollars ($30); plus

(c)	the DCHA Retained Rebate Calculation Amount calculated as of the Determination Date, multiplied by forty dollars ($40).
For purposes of the foregoing, “Determination Date” means (i) the Closing Date, if the Closing Date occurs on or prior to May 4, 2015 or after May 18, 2015 or (ii) May 4, 2015, if the Closing Date occurs after May 4, 2015 but on or prior to May 18, 2015.
“Buyer’s Group” means Buyer and any other Person with whom Buyer is grouped or associated for relevant Tax purposes.
“Buyer’s Tax Contest” has the meaning set forth in Section 4.9(e).
“Cap” has the meaning set forth in Section 7.3(b).
“Claim Threshold” has the meaning set forth in Section 7.3(a).
“Closing” has the meaning set forth in Section 1.5.
“Closing Cash Payment” has the meaning set forth in Section 1.2(a).
“Closing Date” has the meaning set forth in Section 1.5.
“Closing Date Cash” means the sum of the aggregate amount of cash and cash equivalents of the Company and the Acquired Subsidiaries determined in accordance with GAAP as of the close of business on the Closing Date.
“Closing Date Debt” means the aggregate indebtedness for borrowed funds of the Company and the Acquired Subsidiaries, including all associated fees and expenses related to payoff that are not otherwise included in the calculation of Closing Date Seller Transaction Expenses (excluding any capital lease obligations, letters of credit and indebtedness owed by the Company or any Acquired Subsidiary to the Company or any other Acquired Subsidiary) outstanding as of the Closing Date.
“Closing Date Net Working Capital” means Net Working Capital as of the close of business on the Closing Date.
“Closing Date Pre-Closing Taxes” means Pre-Closing Taxes not yet due and payable as of the close of business on the Closing Date.
“Closing Date Pre-Closing Tax Refunds” means Pre-Closing Tax Refunds not yet received or applied as of the close of business on the Closing Date.
“Closing Date Seller Transaction Expenses” means all Seller Transaction Expenses due and payable at Closing.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Material Adverse Effect” means any event, circumstance, change, effect or condition that is materially adverse to the financial condition, Business or results of operations of the Company and the Acquired Subsidiaries, taken as a whole; provided, however, that none of the following changes will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, change, effect or condition resulting from or arising out of any of the following will constitute, a Company Material Adverse Effect: (a) the announcement of the execution of this Agreement or any other Transaction Document or the intended consummation of the transactions contemplated herein or therein (including any Threatened or actual impact on any relationship with any customer, vendor, supplier, distributor, landlord or employee of the Company or any Acquired Subsidiary (including the Threatened or actual termination, suspension, modification or reduction of such relationships)); (b) the failure of the Company, any Acquired Subsidiary or the Business to meet any estimate of revenues, earnings or other financial projections, performance measures or operating statistics; (c) any act or omission of Buyer or any of its Affiliates or any of their respective Representatives; (d) any condition or change in economic conditions generally affecting the economy or the industries in which the Company, any Acquired Subsidiary or the Business operates; (e) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack on the United States or any of its territories, possessions, offices or military installations; (f) any condition affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index); (g) any change in any Law, Orders, GAAP or interpretations thereof; and (h) the taking of any action contemplated by this Agreement or the other Transaction Documents, including the completion of the transactions contemplated hereby and thereby.
“Company Registered Intellectual Property Assets” has the meaning set forth in Section 2.9(b).
“Company Subsidiaries” means, collectively, the Acquired Subsidiaries, Kay-Dee Feed Company, NF Protein Inc. and all other direct and indirect wholly-owned subsidiaries of the Company (and each, individually, a “Company Subsidiary”).
“Contract” means any written agreement or contract that is legally binding.
“DCHA Retained Rebate Calculation Amount” means, with respect to any date of determination, an amount, expressed in tons, equal to (a) the total tons of DCHA 85 purified phosphoric acid on hand at the Company and the Company Subsidiaries as of such date of determination (which, for the avoidance of doubt, shall include DCHA 85 purified phosphoric acid contained in unsold finished products, raw DCHA 85 purified phosphoric acid held in inventory, raw DCHA 85 purified phosphoric acid inventory in transit, and finished product, shipped but not billed as of such date of determination), plus (b) the total tons of DCHA 85 purified phosphoric acid purchased by the Company and the Acquired Subsidiaries from PotashCorp. and its Affiliates during the period from and after such date of determination to and including May 31, 2015.
“Deductible” has the meaning set forth in Section 7.3(a).
“Delayed Closing Date Adjustment Amount” means (i) if the Closing Date occurs on or prior to May 4, 2015 or after May 18, 2015, zero and (ii) if the Closing Date occurs after May 4, 2015 but on or prior to May 18, 2015, an amount equal to the combined after-tax net profits generated by the Company and the Acquired Subsidiaries in respect of the Business during the period beginning on and including May 5, 2015 and ending on and including the Closing Date as calculated and determined in accordance with the principles, methodologies and procedures described on Exhibit 8.3.
“Designated Employee” has the meaning set forth in Section 4.6(b).

“Disclosure Schedule” means the schedules delivered in connection with this Agreement which: (a) set forth the information specifically described in certain of the representations and warranties contained in Article 2 and (b) set forth exceptions or qualifications to the representations and warranties contained in Article 2.
“DPS Employee” has the meaning set forth in Section 4.6(b).
“Earn-out” has the meaning set forth in Section 1.2(c).
“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other employee benefit, program, plan, policy, Contract (other than statutory or Tax-based programs such as workers’ compensation or social security), including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation which is maintained or contributed to by the Company or any Acquired Subsidiary for the benefit of current consultants, directors or employees of the Company or any Acquired Subsidiary (or their respective beneficiaries).
“Encumbrance” means any charge, claim, community property interest, equitable interest, mortgage, lien, option, warrant, purchase right, pledge, security interest, right of first refusal, marital or community property interest or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air or protected plant and wild-life.
“Environmental Action” means any testing, sampling, analysis, digging, boring, removal of soil, relocation of soil or preparation of baseline environmental assessments relating to the Environment or the Real Property.
“Environmental Condition” means any condition relating to the Environment that originates from the Owned Real Property, Leased Real Property or the Headquarters.
“Environmental Document or Documents” means: (a) any environmental study, evaluation or investigation relating to the property, assets or operations of the Company, any Acquired Subsidiary or any of their predecessors, including: (i) any Phase I or Phase II (or subsequent phases) studies and investigations, (ii) documents and information related to any improvements or buildings on the Real Property, and (iii) any testing, sampling, analysis, digging, boring, removing soil, relocating of soil or preparation of baseline environmental assessments relating to the Environment or the Leased Real Property; (b) consent agreements, inspection reports, letters and notices of violation and related correspondence with any Governmental Body; (c) free product recovery reports, monitoring well assessments and related correspondence and materials; and (d) other correspondence or memoranda describing any release by the Company or any Acquired Subsidiary of products or raw materials used to make a the products of the Business.
“Environmental Law” means any Law designed to: (a) notify Governmental Bodies, employees or the public of intended, Threatened or actual releases of any Hazardous Substance or Material in violation of environmental permits or other applicable Law; (b) prevent, regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances or Materials into the Environment; (c) reduce the quantities, prevent the release and minimize Hazardous Substances or Materials that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances or Materials; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to public health or the Environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances or Materials that have been released into the Environment without a permit or otherwise in violation of Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Liability” means any Adverse Consequence to the Company or any Acquired Subsidiary arising from or relating to any violation of or liability under any Environmental Law with respect to acts or omissions of the Company or any Acquired Subsidiary occurring on or before the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with the Company or any Acquired Subsidiary under Section 414 of the Code or under ERISA Section 4001(b), or part of the same “controlled group” as the Company or any Acquired Subsidiary for purposes of ERISA Section 302(d)(3).
“Escrow Account” has the meaning given to it in the Escrow Agreement.
“Escrow Agent” means Wells Fargo Bank, N.A., a national banking association.
“Escrow Agreement” has the meaning set forth in Section 1.2(b).
“Escrow Funds” has the meaning set forth in Section 1.2(a).
“Estimated Closing Date Cash” means Sellers’ good faith written estimate of the Closing Date Cash delivered to Buyer at least three Business Days prior to Closing.
“Estimated Closing Date Net Working Capital” means Sellers’ good faith written estimate of the Closing Date Net Working Capital delivered to Buyer at least three Business Days prior to Closing.
“Estimated Closing Date Net Working Capital Adjustment” has the meaning set forth in Section 1.3(a).
“Estimated Closing Date Pre-Closing Taxes” means Sellers’ good faith written estimate of the Closing Date Pre-Closing Taxes delivered to Buyer at least three Business Days prior to Closing.
“Estimated Closing Date Pre-Closing Tax Refunds” means Sellers’ good faith written estimate of the Closing Date Pre-Closing Tax Refunds delivered to Buyer at least three Business Days prior to Closing.
“Estimated Delayed Closing Date Adjustment Amount” means Sellers’ good faith written estimate of the Delayed Closing Date Adjustment Amount delivered to Buyer at least three Business Days prior to Closing.

“Estimated Purchase Price” has the meaning set forth in Section 1.2(c).
“Evaporation Services Agreement” has the meaning set forth in Section 1.6(a)(iii).
“Excluded Assets” means, collectively, (a) all of the assets, properties or rights of every kind and description that are owned by the Company and the Acquired Subsidiaries and that are used exclusively or primarily in the operation or conduct of the Excluded Business and (b) the Other Excluded Assets, in each case, other than those assets, properties and rights addressed in the TSA, which shall be addressed in accordance with the terms of the TSA.
“Excluded Business” has the meaning set forth in the second paragraph of this Agreement.
“Excluded Liabilities” means all liabilities and obligations of the Company and the Acquired Subsidiaries to the extent relating to or arising from the Excluded Assets, whether existing prior to, on or after the Closing Date; provided, that, for the avoidance of doubt, “Excluded Liabilities” shall not include any Adverse Consequences relating to or arising from the TSA (including those arising from any breach of any representation, warranty, covenant or agreement contained therein).
“Final Closing Date Cash” has the meaning set forth in Section 1.3(c).
“Final Closing Date Net Working Capital” has the meaning set forth in Section 1.3(c).
“Financial Statements” has the meaning set forth in Section 2.2(a).
“First Party” has the meaning set forth in Section 4.9(e).
“GAAP” means United States generally accepted accounting principles as applied in the preparation of the applicable Financial Statements.
“Gibbon Property” means the 70 acres of undeveloped land owned by certain Sellers that is located to the south of the Gibbon, Nebraska facility that is owned by the Nutra Flo Company.
“Gibbon Property Option Purchase Agreement” has the meaning set forth in Section 1.6(a)(v).
“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority; or (f) organization or association that sponsors, authorizes or conducts any arbitration Proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.
“Green Acid Retained Rebate Calculation Amount” means, with respect to any date of determination, an amount, expressed in tons, equal to (a) the total tons of green superphosphoric acid on hand at the Company and the Company Subsidiaries as of such date of determination (which, for the avoidance of doubt, shall include green superphosphoric acid contained in unsold finished products, raw green superphosphoric acid held in inventory, raw green superphosphoric acid inventory in transit, and finished product, shipped but not billed as of such date of determination), plus (b) the total tons of green superphosphoric acid purchased by the Company and the Acquired Subsidiaries from PotashCorp. and its Affiliates during the period from and after such date of determination to and including May 31, 2015.
“Hazardous Substance or Material” means: (a) any substance, waste or material that is controlled or regulated by any Environmental Law, including oil, petroleum or derivatives thereof; or (b) any substance that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment or public health, including polychlorinated biphenyls, asbestos and asbestos containing materials; provided, however, that Hazardous Substance or Material will not include typical office supplies (i.e., printer/copier toner cartridges, inks, correction fluids, etc.), cleaning supplies (i.e., furniture polish/wax, detergents, soaps, sanitizers, glass cleaners, etc.) or personal care items (i.e., cosmetics, medicines, perfumes, colognes, deodorants, fragrances, fingernail polishes, etc.).
“Headquarters” means the property and facilities located at 200 South Derby Lane, North Sioux City, SD 57049.
“Headquarters Deed” has the meaning set forth in Section 1.6(b)(x).
“Headquarters Purchase Price” has the meaning set forth in Section 1.2(a)(x).
“Income Taxes” means Taxes measured by net income.
“Indemnified Party” has the meaning set forth in Section 7.4(a)(i).
“Indemnifying Party” has the meaning set forth in Section 7.4(a)(i).
“Insurance” means all forms of insurance, including liability, crime, fidelity, life, fire, product liability, workers’ compensation, director and officer liability and other forms of insurance maintained by the Company or any Acquired Subsidiary.
“Intellectual Property Assets” means: (a) all trademark rights, trade dress, service marks and the rights related thereto; (b) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (c) all patents and patent applications, and all international proprietary rights associated therewith; and (d) all inventions, know-how, discoveries, improvements thereto, designs and trade secrets, excluding in the case of each of (a) through (d), any Excluded Assets.
“Interim Financial Statements” has the meaning set forth in Section 2.2(a).
“IRS” means the United States Internal Revenue Service.
“Law” means any federal, state, local, municipal, foreign, international, multinational or constitution law, ordinance, principle of common law (including equitable principles), statute, code, regulation, rule or treaty.
“Leased Real Property” has the meaning set forth in Section 2.8(b).
“Lower Collar Amount” has the meaning set forth in Section 1.3(a).
“Material Contracts” has the meaning set forth in Section 2.12(b).

“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA, as amended.
“Net Working Capital” means the combined current assets, less the combined current liabilities, in each case, of the Company and the Acquired Subsidiaries as identified in the trial balance line items set forth on Exhibit 8.2, calculated in accordance with the accounting principles described on Exhibit 8.2. For avoidance of doubt, the Net Working Capital will exclude (a) Pre-Closing Taxes, (b) Pre-Closing Tax Refunds and (c) cash and cash equivalents, bank overdrafts, the current portion of the Closing Date Debt, amounts owing or due by Sellers or any of their Affiliates, deferred Tax assets and deferred Tax liabilities, and any Excluded Asset or Excluded Liability.
“New Plans” has the meaning set forth in Section 4.6(a).
“Option Election Notice” has the meaning set forth in Section 4.3(d).
“Option Expiration Date” has the meaning set forth in Section 4.3(d).
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.
“Ordinary Course of Business” means in accordance with the customary day-to-day practices of the Company and the Acquired Subsidiaries with respect to the activity in question.
“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization, operating agreement or similar governing documents, as amended.
“Other Excluded Assets” means the assets identified on Exhibit 8.1.
“Other Intellectual Property Assets” has the meaning set forth in Section 2.9(b).
“Other Separation Transactions” means the transactions described on Exhibit 8.4.
“Owned Real Property” has the meaning set forth in Section 2.8(a).
“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.
“Permitted Encumbrances” means: (a) Encumbrances for Taxes against the Owned Real Property that are not yet due and payable as of Closing; (b) Encumbrances of record approved by Buyer in its sole discretion; (c) Encumbrances arising by operation of Law in the Ordinary Course of Business, such as mechanics’ Encumbrances, materialmens’ Encumbrances, carriers’ Encumbrances, warehousemens’ Encumbrances and similar Encumbrances or obligations to the extent reserved; (d) pledges or deposits under workers’ compensation (or similar) Law, unemployment insurance or other types of insurance or compensation plans, participation in which is mandatory in connection with the operation of the Business to the extent reserved; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations to the extent reserved; (f) with respect to any lease, Encumbrances arising pursuant to the terms of the applicable lease or arising under zoning, land use or other applicable Law; (g) minor imperfections of title and other Encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company and the Acquired Subsidiaries, taken as a whole; and (h) Encumbrances to be discharged at Closing by Seller or that will be discharged at Closing upon the discharge by Buyer of Closing Date Debt.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.
“Post-Closing Straddle Period” has the meaning set forth in Section 4.9(a).
“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.
“Pre-Closing Period Returns” has the meaning set forth in Section 4.9(b)(i).
“Pre-Closing Straddle Period” has the meaning set forth in Section 4.9(a).
“Pre-Closing Taxes” means the aggregate amount of: (a) all Taxes of the Company and the Acquired Subsidiaries for any Pre-Closing Period; and (b) all Taxes of the Company and the Acquired Subsidiaries attributable to a Pre-Closing Straddle Period; provided, however, that Pre-Closing Taxes will not include Taxes that arise as a result of a voluntary transaction, action or omission carried out or effected by the Company, any Acquired Subsidiary or Buyer, or any member of Buyer’s Group, at any time after Closing on the Closing Date; provided, however, that Pre-Closing Taxes will include Taxes attributable to transactions, actions or omissions that are carried out or effected after Closing on the Closing Date, (i) under a legally binding commitment created prior to Closing or (ii) pursuant to an obligation of this Agreement.
“Pre-Closing Tax Refunds” means refunds of, or applications against Tax in lieu of refunds of, Pre-Closing Taxes.
“Pro Rata Share” means, with respect to the applicable Seller, the percentage set forth opposite the name of such Seller on Exhibit 1.4.
“Proceeding” means any action, arbitration, audit, hearing, litigation or lawsuit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body.
“Purchase Price” has the meaning set forth in Section 1.2(c).
“Real Property” has the meaning set forth in Section 2.8(b).
“Real Property Lease” has the meaning set forth in Section 2.8(b).
“Representation and Warranty Insurance Policy” has the meaning set forth in the definition of Seller Premium Amount.
“Representative” means, with respect to a particular Person, any director, officer, shareholder, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Restricted Event” means, with respect to the Company or any Acquired Subsidiary (but excluding any events contemplated by this Agreement or set forth in the Disclosure Schedule): (a) increasing the salary or other compensation of any director, officer, employee or agent, except for increases in the Ordinary Course of Business or as required under the terms of an existing Contract; (b) entering into or amending any employment, severance or other similar Contract with any director, officer, employee or agent; (c) adopting or increasing payments to or benefits under any Employee Benefit Plan, except for increases in the Ordinary Course of Business or as required under the terms of any such Employee Benefit Plan; (d) selling (excluding sales of inventory or miscellaneous assets in the Ordinary Course of Business), leasing, licensing or otherwise disposing of any asset material to the operation of the Business; (e) incurring or suffering any material Encumbrance other than a Permitted Encumbrance on any property or asset material to the operation of the Business, which Encumbrance would survive Closing; (f) changing any accounting method or principle in any material respect; (g) amending any Organizational Document; (h) incurring or suffering material damage to or destruction or material loss of any property or assets material to the operation of the Business not covered by Insurance; or (i) entering into a Contract or making a binding commitment to do any of the foregoing.
“Review Period” has the meaning set forth in Section 1.3(b).
“Schedule Supplement” has the meaning set forth in Section 4.3(b).
“Second Party” has the meaning set forth in Section 4.9(e).
“Seller” and “Sellers” have the meanings set forth in the first paragraph of this Agreement.
“Seller Indemnified Parties” has the meaning set forth in Section 7.2.
“Seller Premium Amount” means an amount equal to $455,000.
“Seller Transaction Expenses” means: (a) all brokers’, finders’ or investment bankers’ fees incurred by or on behalf of Sellers, the Company or any Acquired Subsidiary in connection with the negotiation, preparation, execution and consummation of the transactions contemplated hereby, including those of Ernst & Young Capital Advisors, LLC; (b) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of Sellers, the Company or any Acquired Subsidiary in connection with consummation of the transactions contemplated hereby; (c) all transaction bonuses payable by the Company or any Acquired Subsidiary upon consummation of the transactions contemplated hereby; and (d) the employer portion of employment Taxes payable in connection with any amounts payable pursuant to clause (c) above.
“Sellers’ Knowledge” or “Knowledge of Sellers” means the actual knowledge of any Seller, after reasonable inquiry.
“Sellers’ Representative” has the meaning set forth in Section 4.11(a).
“Sellers’ Representative Expense Funds” has the meaning set forth in Section 1.2(a)(ix).
“Sellers’ Tax Contest” has the meaning set forth in Section 4.9(e).
“Separation Transactions” has the meaning set forth in Section 4.1(c).
“Sergeant Bluff Closing Date Removal and Replacement Reserve” means $1,030,000.
“Sergeant Bluff Facility” means the facility located at 2717 Port Neal Circle, Sergeant Bluff, Iowa, 51054.
“Shareholder Agreement” means the Shareholder Agreement among the Company and Sellers dated as of January 1, 2014, as the same may have been amended.
“Shares” has the meaning set forth in Section 1.1.
“Straddle Period” has the meaning set forth in Section 4.9(a).
“Straddle Period Returns” means the Tax Returns that are required to be filed for any Straddle Period.

“Target Amount” means $14,038,000.
“Tax” or “Taxes” means any tax (including any income tax, gross receipts tax, capital gains tax, value-added tax, sales tax, use tax, property tax, business tax, payroll tax, gift tax, estate tax, franchise tax, net worth tax, excise tax and business occupancy tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee or any related charge or amount (including any fine, penalty, interest or addition thereto), imposed, assessed or collected by or under the authority of any Governmental Body.
“Tax Benefit” means the value of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, which value will be computed as of the later of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized (regardless of the time of actual utilization of the benefit), using the Tax rate applicable to the highest level of income with respect to such Tax under applicable Law on such date.
“Tax Claim” has the meaning set forth in Section 4.9(e).
“Tax Dispute” has the meaning set forth in Section 4.9(g).
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Tax Sharing Agreement” means any Tax-sharing Contract or any other Contract relating to the sharing of liability for and responsibility for payment of any Tax.
“Taxing Authority” means any federal, state, local or foreign Governmental Body or authority responsible for the imposition or collection of any Tax.
“Threatened” means, as to any Proceeding or other matter, that a written demand or statement has been made or a written notice has been given.
“Transaction Documents” means this Agreement, the Escrow Agreement, the TSA, the Evaporation Services Agreement, the Headquarters Deed, the Gibbon Property Option Purchase Agreement and all other Contracts and documents to be executed and delivered by a Party in connection with the consummation of the transactions contemplated by this Agreement.
“Transfer Taxes” has the meaning set forth in Section 4.9(f).
“TSA” has the meaning set forth in Section 1.6(a)(ii).
“Upper Collar Amount” has the meaning set forth in Section 1.3(a).
“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100 379.102 stat. 890 (1988), as amended, codified at 29 U.S.C. 2101 et seq.

Article 9

General

Section 9.1    Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements made by a Party in this Agreement will survive Closing, except for any representations and warranties made by Sellers in Article 2 relating to environmental matters which will terminate at Closing. The representations and warranties set forth in Articles 2 and 3 will expire on the date that is 18 months following the Closing Date, except that: (a) the representations and warranties set forth in Sections 2.4 (Taxes) and 3.4 (Solvency) and claims based on actual fraud in connection with the negotiation and execution of this Agreement will expire on the date that is 90 days following the expiration of the applicable statutes of limitations, (b) the representations and warranties set forth in Sections 2.1(b)-(c) (Capitalization; Ownership), 2.11(a) (Authorization and Enforceability), 3.2(a) (Authorization and Enforceability) will expire on the date that is five years following the Closing Date. An indemnification claim under Article 7 for breach of a representation or warranty set forth in Articles 2 or 3 must be asserted in writing by a Party within 30 days after the expiration of the applicable survival period for such representation or warranty as provided in the preceding sentence and the Parties waive any right under any statute of limitations to bring any claim for breach of such representation or warranty after such survival period.

Section 9.2    Binding Effect; Benefits; Assignment. The terms of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and his, her or its heirs, legal representatives (including any personal representative), successors and authorized assigns. Except: (a) as otherwise expressly provided in this Agreement or another Transaction Document and (b) for the provisions of Article 7 which are intended to be for the benefit of, and will be enforceable by, the Seller Indemnified Parties and the Buyer Indemnified Parties, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document, this Agreement and the other Transaction Documents being for the exclusive benefit of the Parties and their respective heirs, legal representatives (including any personal representative), successors and assigns. No Party may assign any of his, her or its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the other Parties to this Agreement or other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to one or more of its Affiliates, which assignment will not relieve Buyer of any of its obligations under this Agreement or such other Transaction Document.

Section 9.3    Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule) and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable, and supersede all prior Contracts, letters of intent, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by any Party in connection with the transactions contemplated by this Agreement or other Transaction Document that is not embodied in this Agreement or such other Transaction Document, as applicable, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied. Without limiting the generality of the foregoing, Sellers specifically make no representation or warranty with respect to any projections, estimates or budgets delivered or made available to Buyer or its Representatives at any time with respect to future revenues, expenses or expenditures or future results of operations.

Section 9.4    Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.

Section 9.5    Governing Law; Exclusive Jurisdiction. This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Law of the State of Iowa as applicable to Contracts made and to be performed in the State of Iowa, without regard to conflicts of laws principles. The Parties hereby submit to the exclusive jurisdiction of the state or federal courts located in Woodbury County, Iowa in respect of any Proceeding related to or arising out of a Transaction Document, including any Proceeding involving the interpretation or enforcement of the provisions of a Transaction Document, and the Parties hereby waive, and agree not to assert, any defense in any such action, suit or Proceeding, that they are not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in such courts or that the applicable Transaction Document may not be enforced in or by such courts or that their property is exempt or immune from execution, that such suit, action or Proceeding is brought in an inconvenient forum, or that the venue of such suit, action or Proceeding is improper. The Parties agree not to bring any Proceeding relating to or arising out of this Agreement in any court other than the state or federal courts located in Woodbury County, Iowa.

Section 9.6    Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given on the day of delivery if delivered by hand, on the first Business Day following delivery if sent by facsimile with confirmation, on the first Business Day following deposit with a nationally recognized overnight delivery service, or on the fifth Business Day following first class mailing, with first class, postage prepaid:

If to Buyer:
The Andersons, Inc.	The Andersons, Inc.
480 West Dussel Drive Maumee, Ohio 43537	480 West Dussel Drive Maumee, Ohio 43537
Telephone: (419) 893-5050	Telephone: (419) 893-5050
Facsimile: (419) 891-6695	Facsimile: (419) 891-6695
Attention: President, Plant Nutrient Group	Attention: General Counsel

If to a Seller:
Raun D. Lohry 200 S. Derby Lane N. Sioux City, South Dakota 57049 Telephone: (605) 217-2011	Barnes & Thornburg LLP
Attn: Tracy T. Larsen
171 Monroe Avenue N.W.
Suite 1000
Grand Rapids, MI 49503
E-mail: Tracy.Larsen@btlaw.com Telephone: (616) 742-3931
Facsimile: (616) 742-3999

A Party may change its address, telephone number or facsimile number by prior written notice to the other Party provided as set forth in this Section 9.6.
Section 9.7    Counterparts. This Agreement may be executed by original signature or by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute one and the same instrument.

Section 9.8    Expenses. Except as otherwise expressly provided in this Agreement, Sellers, on one hand, and Buyer, on the other hand, will each pay all of his, her or its own expenses, costs and fees (including legal and other professional fees and costs) incurred by each of them (and, in the case of Sellers, the expenses incurred by Sellers’ Representative) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (whether the transactions contemplated by this Agreement are consummated or not).

Section 9.9    Headings; Construction; Time of Essence. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against a Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. This Agreement and each other Transaction Document has been reviewed, negotiated and accepted by each Party and its Representatives and will be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of the Parties. The provisions of this Agreement have been negotiated by and chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party. All references to dollars in this Agreement or any other Transaction Document are to U.S. Dollars.

Section 9.10    Partial Invalidity. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, and this Agreement or other Transaction Document will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein or therein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby or thereby to be unreasonable. If the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a material adverse effect on a Party, the Parties will endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

Section 9.11    Certain Disclosure Matters. The Disclosure Schedule contains a series of schedules which, in part, set forth information specifically referred to in Article 2 and, in part, provide exceptions or qualifications to the representations and warranties contained in Article 2 (the latter schedules are not specifically referred to in Article 2). Neither the specification of any dollar amount in Article 2 nor the disclosure of a document or information in a schedule comprising part of the Disclosure Schedule is intended, or will be construed or offered in any dispute between the Parties as evidence of, the materiality of such dollar amount, document or information, nor does it establish any standard of materiality upon which to judge the inclusion or omission of any similar documents or information in that schedule or any other schedule comprising the Disclosure Schedule. The information contained in this Agreement and the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission of any matter whatsoever, including of any violation of Law or breach of any Contract. An exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty will be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make Buyer reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered or such other representations and warranties expressly refer to a schedule comprising the Disclosure Schedule.

Section 9.12    Specific Performance. The Parties agree that irreparable damage could occur if any provision of this Agreement were not performed by a Party in accordance with the terms hereof and that in addition to any other remedy to which a Party is entitled at Law or in equity, the non-breaching Party will be entitled to seek injunctive relief to prevent breaches of this Agreement and will be entitled to specifically enforce the performance of the provisions hereof. The Parties agree and acknowledge that (a) by seeking the remedies provided for in this Section 9.12, a Party will not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.12 are not available or otherwise are not granted and (b) nothing contained in this Section 9.12 will require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 9.12 before properly exercising any termination right under Article 6 (and pursuing any other remedies under this Agreement after such termination) nor will the commencement of any Proceeding pursuant to this Section 9.12 or anything contained in this Section 9.12 restrict or limit any Party’s right to properly terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.13    Representation by Legal Counsel; Privileged Communications. In the event of any dispute following the Closing between Buyer or any of its Affiliates (including the Company or any Acquired Subsidiary), on the one hand, and Sellers, on the other hand, Buyer, the Company and each Acquired Subsidiary hereby consent to the representation by Barnes & Thornburg LLP and/or Crary, Huff, Ringgenberg, Hartnett & Storm, P.C. of Sellers (or Sellers’ Representative, as the case may be) notwithstanding the prior representation of the Company or any Acquired Subsidiary by Barnes & Thornburg LLP or and Crary, Huff, Ringgenberg, Hartnett & Storm, P.C., and Buyer, the Company and each Acquired Subsidiary hereby waive any right to object thereto on the basis of any conflict of interest arising from such representation or similar claim. Buyer acknowledges and agrees that all communications between or among Sellers, Sellers’ Representative, the Company and/or each Acquired Subsidiary and their respective employees and agents, on one hand, and their respective legal counsel (including Barnes & Thornburg LLP and Crary, Huff, Ringgenberg, Hartnett & Storm, P.C.), on the other hand, relating to the Transaction Documents or the transactions contemplated thereby are privileged communications for the sole benefit of Sellers (or Sellers’ Representative, as the case may be), and Buyer, on behalf of itself and its Affiliates (including, following Closing, the Company and each Acquired Subsidiary), hereby waives and releases any rights or with respect to such privileged communications. Effective upon Closing, the Company and each Acquired Subsidiary hereby transfers and assigns to Sellers any interest or right they would otherwise be deemed to have in such privileged communications.

[Signature Page Follows]
The Parties have executed this Stock Purchase Agreement as of the date stated in the first paragraph of this Stock Purchase Agreement.
BUYER:
The Andersons, Inc.

By: /s/ William J. Wolf
Name: William J. Wolf
Title: President, Plant Nutrient Group
SELLERS:

Thomas R. Lohry Family Limited Partnership By: /s/ Thomas R. Lohry Name: Thomas R. Lohry Title: General Partner	/s/Thomas R. Lohry Thomas R. Lohry, as Shareholder

Eric J. Lohry Family Limited Partnership By: /s/ Eric J. Lohry Name: Eric J. Lohry Title: General Partner	/s/Eric J. Lohry Eric J. Lohry, as Shareholder

Raun D. Lohry Family Limited Partnership By: /s/ Raun D. Lohry Name: Raun D. Lohry Title: General Partner	/s/Raun D. Lohry Raun D. Lohry, as Shareholder

Yasha Foundation By: /s/ Raun D. Lohry Name: Raun D. Lohry Title: President

SELLERS’ REPRESENTATIVE: /s/ Raun D. Lohry___________________ Raun D. Lohry, in his individual capacity

COMPANY:

Kay Flo Industries, Inc.

By: /s/ Eric J. Lohry
Name: Eric J. Lohry
Title: President
ACQUIRED SUBSIDIARIES:

Nutra-Flo Company

By: /s/ Raun D. Lohry
Name: Raun D. Lohry
Title: President

Nulex, Inc.

By: /s/ Raun D. Lohry
Name: Raun D. Lohry
Title: President

Saber, Inc.

By: /s/ Thomas R. Lohry
Name: Thomas R. Lohry
Title: President

Optic Fertilizer, Inc.

By: /s/ Raun D. Lohry
Name: Raun D. Lohry
Title: President

Kay Flo Services, Inc.
By: /s/ Thomas R. Lohry
Name: Thomas R. Lohry
Title: President